UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Leslie’s, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2024

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS AND

PROXY STATEMENT

    LETTER FROM THE CHIEF EXECUTIVE OFFICER

Dear Fellow Shareholders,

On behalf of the Board of Directors, it is our pleasure to invite you to attend the 2024 Annual Meeting of Shareholders of Leslie’s, Inc. The meeting will be held in a virtual format on Friday, March 15, 2024, beginning at 12:00 p.m. (Eastern Time). The meeting will be conducted via a live audiocast at www.virtualshareholdermeeting.com/LESL2024.

The following pages contain the formal Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the specific business to be considered and voted upon at the Annual Meeting. The meeting will include a report on Leslie’s activities for the fiscal year ended September 30, 2023, and there will be an opportunity for comments and questions from shareholders.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. After reviewing the Proxy Statement, we ask you to vote as described in the Proxy Statement as soon as possible.

On behalf of our Board of Directors, we would like to thank you for your continued interest and investment in Leslie’s.

Yours Sincerely,
Michael R. Egeck Chief Executive Officer 2005 East Indian School Road Phoenix, Arizona 85016 January 24, 2024

Proxy Statement and Annual Meeting Report 2024

Notice of Annual Meeting of Shareholders

DATE AND TIME Friday, March 15, 2023 12:00 p.m. Eastern Time	WHO CAN VOTE Shareholders of record as of 5:00 p.m. Eastern Time on January 17, 2024 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof.
LOCATION Online via live audiocast on www.virtualshareholdermeeting.com/LESL2024

VOTING ITEMS

Proposals		Board Vote Recommendation	For Further Details

1.	Election of three Class III directors, as named in this proxy statement	“FOR” each director nominee listed in Proposal 1	Page 16

2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024	“FOR”	Page 22

3.	Non-binding, advisory vote to approve named executive officer compensation	“FOR”	Page 24

4.	Approval of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan	“FOR”	Page 46

Shareholders will also transact any other business that may be properly presented at the Annual Meeting. This proxy statement is first being made available to our shareholders on or about January 24, 2024.

The purpose of the Annual Meeting is to consider and take action on the proposals stated above and discussed more thoroughly in the proxy materials. We are holding the Annual Meeting in a virtual-only format this year. To attend the Annual Meeting online, vote or submit questions during the meeting, shareholders of record will need to go to the meeting website listed above and log in using their 16-digit control number included on their proxy card. Beneficial owners should review these proxy materials and their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting or, otherwise, contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 12:30 p.m. Eastern Time on the date specified above and at the Company’s address specified below solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Company’s Investor Relations page at https://ir.lesliespool.com/.

We encourage you to review these proxy materials and vote your shares before the Annual Meeting, your vote is important.

By Order of the Board of Directors,

Brad Gazaway

Chief Legal, Real Estate & Sustainability Officer and Corporate Secretary

2005 East Indian School Road

Phoenix, Arizona 85016

January 24, 2024

HOW TO VOTE

INTERNET www.proxyvote.com	TELEPHONE 1-800-690-6903	MAIL Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 15, 2024

The notice, Proxy Statement, and 2023 Annual Report on Form 10-K are available at www.proxyvote.com.

Proxy Statement and Annual Meeting Report 2024

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	22

Fees Paid to the Independent Registered Public Accounting Firm	22

Pre-Approval Policy	22

Audit Committee Report	23

PROPOSAL 3: NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	24

Information About our Executive Officers	25

Proxy Statement and Annual Meeting Report 2024	i

FORWARD-LOOKING STATEMENTS AND WEBSITE REFERENCES

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as “may,” “will,” “likely,” “anticipates,” “believes,” “expects,” “estimates,” “future,” “intends,” “continue,” “maintain,” “remain,” “goal,” “target,” “recurring,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our fiscal year 2023 Annual Report on Form 10-K. Our forward-looking statements speak only as of the date of this document or as of the date they are made, and we undertake no obligation to update them, notwithstanding any historical practice of doing so. Forward-looking and other statements in this document may also address our corporate responsibility and sustainability progress, plans, and goals (including environmental and diversity & inclusion matters), and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in the Company’s filings with the SEC. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. We caution you that these statements are not guarantees of future performance, nor promises that goals or targets will be met, and are subject to numerous and evolving risks and uncertainties that we may not be able to predict or assess. In some cases, we may determine to adjust our commitments, goals or targets or establish new ones to reflect changes in our business, operations or plans. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

ii Leslie’s, Inc.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

DATE AND TIME March 15, 2024, at 12:00 p.m. Eastern Time	LOCATION Online at www.virtualshareholdermeeting.com/LESL2024	RECORD DATE January 17, 2024

Voting Matters		Board’s Vote Recommendations	For Further Information
PROPOSAL 1	Election of three Class III directors, as named in this proxy statement	“FOR” each director nominee listed in Proposal 1	Page 16
PROPOSAL 2	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024	“FOR”	Page 22
PROPOSAL 3	Non-binding, advisory vote to approve named executive officer compensation	“FOR”	Page 24
PROPOSAL 4	Approval of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan	“FOR”	Page 46

COMPANY OVERVIEW AND BUSINESS STRATEGY

We are the largest and most trusted direct-to-consumer brand in the $15 billion United States pool and spa care industry, serving residential and professional consumers. Founded in 1963, we are the only direct-to-consumer pool and spa care brand with national scale, operating an integrated marketing and distribution ecosystem powered by a physical network of over 1,000 branded locations and a robust digital platform. We have a market-leading share of approximately 15% of residential aftermarket product spend as of 2022, our physical network is larger than the sum of our 20 largest competitors and our digital sales are estimated to be greater than five times as large as that of our largest digital competitor. We offer an extensive assortment of professional-grade products, the majority of which are exclusive to Leslie’s, Inc. (“Company” or “Leslie’s”), as well as certified installation and repair services, all of which are essential to the ongoing maintenance of pools and spas. Our dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering our consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas. The unprecedented scale of our integrated marketing and distribution ecosystem, which is powered by our direct-to-consumer network, uniquely enables us to efficiently reach and service every pool and spa in the continental United States.

We operate primarily in the pool and spa aftermarket industry, which is broadly comprised of: (i) chemicals; (ii) equipment, parts and accessories; and (iii) services, and is one of the most fundamentally attractive consumer categories given its scale, predictability, and growth outlook. More than 80% of our assortment is comprised of non-discretionary products essential to the care of residential and commercial pools and spas.

Consumers receive the benefit of extended vendor warranties on products purchased through our locations and on on-site installations or repairs by our certified in-field technicians. We offer complimentary, commercial-grade in-store water testing and analysis via our proprietary AccuBlue® system, which increases consumer engagement, conversion, basket size, and loyalty,

Proxy Statement and Annual Meeting Report 2024	1

PROXY STATEMENT SUMMARY

resulting in higher lifetime value. Our water treatment expertise is powered by data and intelligence accumulated from the millions of water tests we have performed over the years, positioning us as the most trusted water treatment service provider in the industry. Due to the non-discretionary nature of our products and services, our business has historically delivered strong, uninterrupted growth and profitability in all market environments, including through the Great Recession and the COVID-19 pandemic.

We have a legacy of leadership and disruptive innovation. Since our founding in 1963, we have been the leading innovator in our category and have provided our consumers with the most advanced pool and spa care available. As we have scaled, we have leveraged our competitive advantages to strategically reinvest in our business and intellectual property to develop new value-added capabilities. We have pioneered complimentary in-store water testing, offered complimentary in-store equipment repair services, introduced the industry’s first loyalty program, and developed an expansive platform of owned and exclusive brands. These differentiated capabilities allow us to meet the needs of any pool and spa owner, whether they care for their pool or spa themselves or rely on a professional, whenever, wherever, and however they choose to engage with us.

2 Leslie’s, Inc.

    PROXY STATEMENT SUMMARY

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE

Leslie’s strives to make a positive difference for all of our stakeholders – our consumers, associates, shareholders, and the communities in which we operate. These efforts include integrating our ESG program throughout our culture, strategy, and business and monitoring our performance along the way. Our focus on delivering total solutions for pool and spa owners while working to support the interests of all of our stakeholders is the foundation upon which we believe continuously improved performance and strong financial results are built.

The actions and accomplishments presented in our annual ESG Reports demonstrate how Leslie’s prioritizes and manages key ESG risks and opportunities. We believe that by dedicating the necessary attention and resources to internal programs and processes, we can enhance Leslie’s operational and reporting performance in areas including, but not limited to, diversity, equity, and inclusion, environmental, health, and safety management, product and supply chain sustainability, community engagement and water safety, and human capital management. This focus has led to greater depth to Leslie’s monitoring programs, which in 2023 have expanded to include procurement spend reports on business enterprises and additional waste and Scope 3 category data within its environmental management program. The measurement and management of Leslie’s ESG priorities continues to propel Leslie’s forward as a leader in our industry.

ESG Governance

ESG oversight has been a top priority since Leslie’s went public in October 2020. From the outset, we have ensured that sustainability and ESG issues are governed across our business units and up through our management team to our Board of Directors (“Board”). The Nominating and Corporate Governance Committee of the Board responsibilities include reviewing and monitoring ESG, and sustainability matters and is reflected in the Governance Committee’s Charter. ESG is supported by the following oversight structure:

•	Board: Governs and oversees our corporate strategy and decision making to ensure alignment with our mission, values, strategy, risk profile and ESG priorities.

•	Board Committees: Remain informed and advise the Board on specific ESG matters, such as cybersecurity, human capital management and board refreshment, among others.

•	ESG Sub-Committee of the Nominating and Corporate Governance Committee: Oversees the establishment, review, and observation of our ESG priorities and outreach.

•	Management Team: Monitors and implements our strategies, policies, programs, and procedures and reports to the Board and its committees.

•	Chief Legal, Real Estate, & Sustainability Officer: Serves as executive lead of our ESG initiatives with support from our Director of ESG.

•	Sustainability Working Group: Guides the operational execution, monitoring, and reporting of our ESG initiatives.

More information on Leslie’s ESG efforts is available on our Investor Relations page at https://ir.lesliespool.com/esg.

Diversity & inclusion

Leslie’s is proud to have a culture of inclusion that motivates us to celebrate and embrace the different backgrounds and perspectives that drive our success. Our associates bring their own unique talents, qualities, and contributions to Leslie’s, with our executive leadership team, Diversity and Inclusion Advisory Council (Dive In), and associates from across the Company working together to welcome everyone and inspire each other, each and every day. We are working to foster and maintain an engaged and inclusive workplace that learns from one another through workshops, insight surveys, and our employee resource groups.

Leslie’s DEI program is advanced by the 60-member Dive In Council, which includes the Chief People Officer as its executive lead. Progress and initiatives are periodically reported to the CEO and the Board’s Compensation Committee. Among other things, Leslie’s requires annual unconscious bias training for all associates and held an inclusive leadership training with the executive team in fiscal year 2023. In 2020, Leslie’s announced its overarching goal to achieve a diverse workforce that mirrors the U.S. census population by 2025. As part of our commitment to transparency, we have disclosed our workforce diversity data by gender, race and ethnicity in our consolidated EEO-1 report in 2022. Leslie’s EEO-1 Report can be found on our Investor Relations page at https://ir.lesliespool.com/esg.

Proxy Statement and Annual Meeting Report 2024	3

PROXY STATEMENT SUMMARY

Environmental, health, and safety management

Our highest operational priority is that Leslie’s products and locations offer safe experiences for our customers and associates. We seek to take a preventative and systematic approach to health and safety matters and to instill a culture of safety across the Company. We strive to emphasize and demonstrate our collective responsibility as members of the Leslie’s community.

We also recognize that our manufacturing and distribution centers, offices, and retail stores, and the logistical decisions we make, each uniquely contribute to our resource use. Over the years, we have endeavored to improve our operational efficiencies by considering ways to enhance our monitoring programs and implement practices that reduce our impact. Leslie’s environmental management approach calls for compliance with all applicable local, state, federal, and international laws, and regulations.

Measures we have undertaken to understand our environmental impact include expanding our environmental monitoring program to encompass waste and an enhanced list of Scope 3 greenhouse gas (“GHG”) emissions alongside our current water, energy, and Scope 1 and 2 GHG emissions reporting. We will aim to continue to align our ESG reporting with leading frameworks including the Sustainable Accounting Standards Board (“SASB”) standards and the United Nations Sustainable Development Goals (“UN SDGs”).

Sustainable products & supply chain

We are helping to create backyard moments that are safe for people and the planet through the products we offer, the awareness we raise, the partners we engage, and the procurement and packaging practices we apply. By monitoring and setting expectations within our supply chain, we aim to maintain and expand responsible practices throughout our day-to-day operations. In collaboration with our vendor partners, we strive to provide new innovative products that improve energy and water conservation and reduce chemical consumption.

Community engagement and water safety

Each and every day, we are inspired to serve others. We are dedicated to helping pool owners meet their needs and build backyard memories. We raise awareness and provide consumer training on proper water safety, and we support and partner with our local and national communities to make a difference in peoples’ lives. Guided by our Philanthropic Council and Charitable Foundation, we give back both in and out of the water.

Leslie’s philanthropic pursuits are guided by four core pillars and their respective pillar partners: (i) water safety and community: YMCA and Boys & Girls Club; (ii) diversity, equity, and inclusion: NAACP; (iii) health and wellness: St. Jude Children’s Research Hospital; and (iv) disaster relief: American Red Cross. Leslie’s Philanthropy Council oversees the philanthropic programs and Leslie’s Charitable Foundation. Between fiscal years 2021 and 2023, Leslie’s committed $1.5 million over three years to support the core pillars and pillar partners. Programs Leslie’s has supported include drowning education campaigns with the YMCA and Boys & Girls Club, walk and run events with St. Jude, and disaster relief support for communities impacted by the war in Ukraine and hurricanes in Florida. In 2023, Leslie’s launched a diverse small business grant program in partnership with the NAACP.

HUMAN CAPITAL MANAGEMENT

As of September 30, 2023, we employed approximately 4,100 employees. Of these employees, approximately 3,200 work in our physical network, approximately 250 work as in-field service technicians, approximately 360 work in our corporate office, and approximately 275 work in our distribution centers. We believe that we have good relations with our employees. None of our employees are currently covered under any collective bargaining agreements.

We consider our employees to be the foundation for our growth and success. As such, our future success depends in large part on our ability to attract, train, retain, and motivate qualified personnel. The growth and development of our workforce is an integral part of our success. We place a priority on promoting from within. Over the last three years, approximately 80% of our retail and corporate management openings have been filled by existing employees.

4 Leslie’s, Inc.

    PROXY STATEMENT SUMMARY

We are also focused on maintaining and fostering a culture of diversity and inclusion and know that a company’s ultimate success is directly linked to its ability to identify and hire talented individuals from all backgrounds and perspectives.

DIRECTOR NOMINEES

The following provides summary information about each director nominee up for election at the 2024 Annual Meeting.

Name and Occupation	Age	Other Public Boards	Committee Memberships
			AC	CC	NCGC

Susan O’Farrell Former CFO, BlueLinx Holdings, Inc.	60	1

Claire Spofford CEO and President, J.Jill	62	1

Seth Estep [1] EVP, Chief Merchandising Officer, Tractor Supply Company	44	0

ALL OTHER DIRECTORS

The following provides summary information about all other directors not up for election at the 2024 Annual Meeting (“Annual Meeting”), as of January 1, 2024. In 2023 we commenced the declassification of our Board with the implementation of our Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). In accordance with the Certificate of Incorporation, directors with terms expiring at our 2025 Annual Meeting will stand for re-election to a two-year term at the 2025 Annual Meeting, and directors with terms expiring at our 2026 Annual Meeting will stand for re-election to a one-year term at the 2026 Annual Meeting. Beginning with our 2027 Annual Meeting, all directors will be elected to a one-year term.

Name and Occupation	Age	Other Public Boards	Committee Memberships
			AC	CC	NCGC

Michael R. Egeck CEO, Leslie’s, Inc.	65	0

Yolanda Daniel Former VP Finance, Federal Reserve Bank of Chicago	57	0

Eric Kufel Former CEO, West Marine, Inc.	57	0

John Strain [2] Chairman-Elect, Former Head of e-Commerce and Technology, Gap, Inc.	55	0

Steven L. Ortega[2] Former CEO, Current Chairman, Leslie’s, Inc.	62	1

AC – Audit Committee CC – Compensation Committee NCGC – Nominating and Corporate Governance Committee Independent Lead Independent Director	Chair Member Audit Committee Financial Expert

(1)	Following the conclusion of the 2024 Annual Meeting, Seth Estep will become the chairman of the Compensation Committee.
(2)	Steven L. Ortega is not standing for re-election at the Annual Meeting and will be succeeded as Chairman by Chairman-Elect John Strain.

Proxy Statement and Annual Meeting Report 2024	5

PROXY STATEMENT SUMMARY

BOARD SNAPSHOT
(as of January 1, 2024)

SKILLS & EXPERIENCE
(as of January 1, 2024)

SKILLS AND EXPERIENCE	Daniel	Egeck	Estep	Kufel	O’Farrell	Ortega	Spofford	Strain

Retail/Merchandising		🌑	🌑	🌑	🌑	🌑	🌑	🌑

Strategic Management	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Supply Chain	🌑		🌑	🌑	🌑	🌑

Brand and Consumer Marketing		🌑	🌑	🌑			🌑

Digital Commerce and Marketing		🌑	🌑	🌑			🌑	🌑

Human Capital Management		🌑	🌑	🌑	🌑	🌑	🌑	🌑

Information Technology and Cyber Security					🌑			🌑

Finance/Accounting	🌑	🌑	🌑		🌑	🌑		🌑

Governance/Risk Management	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Senior Leadership	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

ESG/DEI	🌑						🌑

Public Company Experience	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

BACKGROUND

Gender 🌑 Male O Female	O	🌑	🌑	🌑	O	🌑	O	🌑

African American or Black	🌑
Hispanic or Latinx						🌑
White		🌑	🌑	🌑	🌑		🌑	🌑

6 Leslie’s, Inc.

PROXY STATEMENT SUMMARY

Skills and Experience Categories

Retail/Merchandising	Important in understanding our industry, business needs and strategic goals

Strategic Management	Important in implementing our goals and aligning on long-term business investments and objectives and our capital allocation

Supply Chain	Important to oversee upstream and downstream structure and design of the supply chain, all of which are critical to our strategic goals

Brand and Consumer Marketing	Important as marketing and communications are critical to building and expanding our market share

Digital Commerce and Marketing	Important in overseeing the development of our multi-channel strategy

Human Capital Management	Important to oversee our significant associate base that is growing, so that we place the best investments in our associates

Information Technology and Cyber Security	Important as we assess our technology and cybersecurity needs, along with the needs of our customers, among other reasons to protect our customers’ data

Finance/Accounting	Important to oversee and understand our financial statements, capital structure and internal controls

Governance/Risk Management	Supports our objective to have corporate governance and risk management practices that reflect industry best practices

Senior Leadership	Important as leadership experience can provide insight on business operations, growth and culture

ESG/DEI	Helpful in our work as a values driven organization

Public Company Experience	Important to oversee the workings of a public company

Board Diversity Matrix (as of January 1, 2024)

Total Number of Directors	8

	Female	Male

Part I: Gender Identity

Directors	3	5

Part II: Demographic Background

African American or Black	1	0

Hispanic or Latinx	0	1

White	2	4

CORPORATE GOVERNANCE HIGHLIGHTS

•	The Board consists of a diverse mix of individuals with distinctive skills and experience

•	Separate Chairman and Chief Executive Officer

•	Lead Independent Director designated when Chairman is not independent

•	Commenced Board declassification in 2023 with classified Board to be phased out by 2027

•	Majority of Board directors are independent directors

•	Only independent directors sit on Board committees

•	Average director age of 58 years

•	Annual Board and committee self-evaluations

•	Annual director evaluations

•	Executive sessions for Independent Directors

•	Directors and other designated officers are subject to stock ownership guidelines

•	Consistent outreach with our shareholders related to governance and other matters

•	Hedging/pledging prohibited

Proxy Statement and Annual Meeting Report 2024	7

Corporate Governance

DIRECTOR INDEPENDENCE

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director, our Board has determined that no person who served as a director during any part of fiscal year 2023, with the exception of Messrs. Egeck, Kufel, Ortega, and Magliacano, has or had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent under applicable Nasdaq rules. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

BOARD LEADERSHIP STRUCTURE

The Board annually reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. The Board selects its Chairman and the Chief Executive Officer (“CEO”) in a way it considers is in the best interests of the Company. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined. The Board has determined, however, that wherever and for so long as the Chairman is not an independent director, then there shall also be a lead independent director.

Prior to the expiration of his term at the Annual Meeting, our Chairman is Steven L. Ortega, and the Lead Independent Director is John Strain. Following the expiration of Mr. Ortega’s term, Mr. Strain, as Chairman-Elect, will succeed him as Chairman and vacate the position of Lead Independent Director, as the Board is not required to designate a Lead Independent Director when the chairperson is an independent director.

LEAD INDEPENDENT DIRECTOR

Whenever the chairperson is not an independent director, the Board will designate a lead independent director. The Lead Independent Director’s responsibilities include the following:

•	presiding at all meetings of the Board at which the chairperson of the Board is not present, including executive sessions of non-employee directors and independent directors;

•

approving information sent to the Board and overseeing that the scope, quality, quantity and timeliness of the flow of information between management and the Board is adequate for the Board to effectively and responsibly perform its duties;

•	consulting with the chairperson of the Board regarding agendas for all meetings of the Board as well as contributing to and approving them;

•	approving Board meeting schedules to provide that there is sufficient time for discussion of all agenda items;

•	serving as a liaison between the chairperson of the Board and the independent directors; and

•	if requested by major shareholders, being available for consultation and direct communication.

In addition, the Lead Independent Director also has the authority to call meetings of the independent directors.

DIRECTOR NOMINATIONS

In accordance with its charter, the Nominating and Corporate Governance Committee determines the qualifications, qualities, skills, and other expertise required to be a director and recommends to the Board criteria to be considered in selecting nominees for directors. These will inform the committee’s annual evaluation of the experience and characteristics appropriate for Board members and director candidates in light of the Board’s composition, and the skills and expertise needed for effective operation

8 Leslie’s, Inc.

CORPORATE GOVERNANCE

of the Board and its committees. The Board and the Nominating and Corporate Governance Committee also ensures that qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience are included by the Company or any search firm it engages in each pool of candidates from which Board nominees are chosen.

The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by Board, and any shareholder recommendations for director are evaluated in the same manner as other candidates considered by the Nominating and Corporate Governance Committee. Shareholders that wish to recommend a director candidate should follow the procedures set forth below under “Communications with Directors,” and shareholders that wish to nominate a director for election to our Board should follow the procedures described under the “Submission of Shareholder Proposals for the 2025 Annual Meeting” heading.

We generally evaluate the following criteria regarding director qualifications for our directors to possess: educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders. In addition, the Board believes that diversity, including gender, race and ethnicity, brings a diversity of viewpoints to the Board that is important to the effectiveness of the Board’s oversight of the Company, and the Board and the Nominating and Corporate Governance Committee also evaluate candidates’ ability to contribute to the Board’s diversity, including with respect to gender, ethnic diversity, and diversity of professional experience, such as whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization. The Board assesses its effectiveness in this regard as part of the annual Board and Board Committee annual self-assessment process described below.

The Nominating and Corporate Governance Committee of the Board prepares policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board. The above-mentioned attributes, along with the leadership skills and other experiences of our officers and Board members described above, are expected to provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of shareholder value appreciation through organic and acquisition growth.

BOARD AND BOARD COMMITTEES ANNUAL SELF-ASSESSMENTS

On an annual basis, the Board and the Board Committees conduct written self-assessments on their respective performance throughout the past year. These written self-assessments are completed by each Board director and Board Committee member, and then the results are compiled and reviewed by the Board and/or respective Board Committee.

BOARD COMMITTEES

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

In accordance with our Corporate Governance Guidelines, the independent directors meet in executive session without management present on a regularly scheduled basis.

During the fiscal year ended September 30, 2023, the Board held eight meetings, and there were nine meetings of the Audit Committee, four meetings of the Compensation Committee and four meetings of the Nominating and Corporate Governance Committee. All incumbent directors attended at least 75% of the aggregate of the meetings of the Board and committees on which they served occurring during fiscal year 2023.

Directors are expected to attend the annual meeting of shareholders absent unusual circumstances. Eight of the ten then-current members of the Board attended the prior year’s annual meeting, with Ms. Kozlak and Mr. Magliacano not attending.

Proxy Statement and Annual Meeting Report 2024	9

CORPORATE GOVERNANCE

AUDIT COMMITTEE
MEMBERS Susan O’Farrell (Chair) Yolanda Daniel John Strain

PRINCIPAL RESPONSIBILITIES:

The primary role of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Management of the Company is responsible for preparing the Company’s financial statements, determining that they are complete, accurate, and in accordance with generally accepted accounting principles in the United States (“US GAAP”) and establishing and maintaining satisfactory disclosure controls and internal control over financial reporting. The independent public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of those consolidated financial statements with US GAAP and expressing an opinion as to the effectiveness of the Company’s internal controls over financial reporting.

We have adopted a committee charter that details the principal functions of the Audit Committee, including:

•  selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•  helping to oversee the independence and performance of the independent registered public accounting firm;

•  reviewing financial statements and discussing the scope and results of the independent audit and quarterly reviews with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•  preparing the audit committee report that the Securities and Exchange Commission (“SEC”) requires to be included in our annual proxy statement;

•  reviewing the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures, and overseeing procedures for employees to submit concerns anonymously about accounting, internal control, or audit matters;

•  reviewing and approving the function of our internal audit department;

•  reviewing our policies on risk assessment and risk management;

•  reviewing related party transactions; and

•  approving or, as required, pre-approving, all audit and all permissible non-audit services and fees, to be performed by the independent registered public accounting firm.

Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the Audit Committee, all of whom must be independent. Each member of the Audit Committee is financially literate, and our Board has determined that Ms. O’Farrell and Ms. Daniel both qualify as an “audit committee financial expert” as defined in applicable SEC rules and have accounting or related financial management expertise.

The Audit Committee has established and oversees procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls over financial reporting and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. The Audit Committee has the authority to retain counsel and other advisers as it determines necessary to fulfill its duties and responsibilities.

10 Leslie’s, Inc.

CORPORATE GOVERNANCE

COMPENSATION COMMITTEE
MEMBERS John Strain (Chair) Seth Estep Claire Spofford

PRINCIPAL RESPONSIBILITIES:

The primary role of the Compensation Committee is to assist the Board with the oversight of executive compensation.

We have adopted a committee charter that details the principal functions of the Compensation Committee, including:

•  reviewing, approving and determining, or making recommendations to our Board regarding the compensation of our executive officers;

•  overseeing our overall compensation philosophy and compensation policies, plans and benefit programs for service providers, including our executive officers;

•  administering our equity compensation plans; and

•  reviewing, approving, and making recommendations to our Board regarding incentive compensation and equity compensation plans.

The Compensation Committee may delegate its duties and responsibilities to one or more subcommittees as it determines appropriate.

The Compensation Committee is comprised of four directors, each director meets the Nasdaq independence requirements and all four directors qualify as “non-employee directors” under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The Compensation Committee has the authority, in its sole discretion, to retain a compensation consultant, legal counsel or other advisers, and are directly responsible for the compensation, retention terms and overseeing the work of any such advisers.

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as the compensation consultant for the Compensation Committee and to provide advice in connection with the design of the Company’s 2023 compensation program for directors and executive officers. FW Cook did not provide any other services to the Company or management, and FW Cook only received fees from the Company for the services it provided to the Compensation Committee. The Compensation Committee evaluated FW Cook’s independence under the applicable Nasdaq and SEC standards and concluded that FW Cook was independent of the Company and that its services raised no conflicts of interest. The Company’s Chief Executive Officer, Chief Financial Officer, and Chief People Officer were invited to participate in discussions regarding the 2023 compensation program and to give their recommendations.

Proxy Statement and Annual Meeting Report 2024	11

CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
MEMBERS Claire Spofford (Chair) Yolanda Daniel Seth Estep

PRINCIPAL RESPONSIBILITIES:

The primary role of the Nominating and Corporate Governance Committee is to assist the Board with oversight of the director nominations process and the Company’s corporate governance.

We have adopted a committee charter, which details the purpose and responsibilities of the Nominating and Corporate Governance Committee, including:

•  identifying, evaluating, and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;

•  evaluating the performance of our Board and of individual directors;

•  considering and making recommendations to our Board regarding the composition of our Board and its committees;

•  reviewing developments in corporate governance practices;

•  evaluating the adequacy of our corporate governance practices and reporting;

•  reviewing the succession planning for our executive officers; and

•  developing and making recommendations to our Board regarding corporate governance guidelines and matters.

The Board has delegated to the Nominating and Corporate Governance Committee oversight of our ESG matters. The Nominating and Corporate Governance Committee has an ESG Sub-Committee which reviews and monitors our ESG sustainability and corporate governance trends, and conducts ESG shareholder outreach.

The Nominating and Corporate Governance Committee may delegate its duties and responsibilities to one or more subcommittees, consisting only of independent directors, as it determines appropriate.

The Nominating and Corporate Governance Committee is comprised of four directors and each director meets the Nasdaq independence requirements.

The Nominating and Corporate Governance Committee has the authority to retain counsel and other advisers as it determines necessary to fulfill its duties and responsibilities, including search firms to be used to identify director candidates. The Nominating and Corporate Governance Committee is responsible for setting the compensation and retention terms and overseeing the work of any director search firm, outside legal counsel or any other advisors.

12 Leslie’s, Inc.

CORPORATE GOVERNANCE

RISK OVERSIGHT

A core responsibility of the Board is to understand the principal risks associated with the Company’s business on an ongoing basis, and oversee the key risk decisions of management, which includes comprehending the appropriate balance between risks and rewards. While the Audit Committee has primary responsibility for risk oversight, both the Audit Committee and the Board are actively involved in risk oversight and both receive reports on our risk management activities from our executive management team on a regular basis. Members of both the Audit Committee and the Board also engage in periodic discussions with members of management as they deem appropriate to review and address the proper management of the Company’s risks. In addition, each committee of the Board considers risks associated with its respective area of responsibility.

COMMUNICATIONS WITH DIRECTORS

Shareholders may contact the Board, including to recommend director candidates, by mailing correspondence “c/o Corporate Secretary” to the Company’s principal offices at 2005 East Indian School Road, Phoenix, Arizona 85016. Correspondence will be forwarded to the respective director, except that director candidate recommendations will be forwarded to the Nominating and Corporate Governance Committee. In addition, the Corporate Secretary reserves the right not to forward advertisements or solicitations, customer complaints, obscene or offensive items, communications unrelated to the Company’s affairs, business or governance, or otherwise inappropriate materials.

GOVERNANCE DOCUMENTS

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to written charters adopted by the Board. These charters, along with the Corporate Governance Guidelines and the Code of Ethics, are available at the Company’s website and in print to any shareholder who requests a copy. To access these documents from the Company’s website, go to ir.lesliespool.com and select “Governance Documents” from the “Governance” drop-down menu. Requests for a printed copy should be addressed to Corporate Secretary, Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.

Proxy Statement and Annual Meeting Report 2024	13

CORPORATE GOVERNANCE

POLICIES PROHIBITING HEDGING OR PLEDGING

The Board has adopted a policy prohibiting all executive officers and directors from engaging in any form of hedging transaction involving the securities of the Company. The policy addresses short sales and transactions involving publicly traded options and also prohibits such individuals from holding our securities in margin accounts and from pledging our securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our shareholders.

DIRECTOR COMPENSATION

The Board reviews the Company’s director compensation program annually with the assistance of FW Cook. Board compensation is reviewed in relation to the same peer group used to benchmark the executive compensation program and with reference to the market median to ensure that directors are paid competitively for their time commitment. The following table sets forth the compensation earned by our non-employee directors for service as a member of the Board for the fiscal year ended September 30, 2023. Mr. Estep does not appear in the table below as he did not join the Board until after the end of the fiscal year ended September 30, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Yolanda Daniel	85,000	125,000	-	210,000

Jodeen Kozlak(3)	38,764	-	-	38,764

Eric Kufel	70,000	125,000	-	195,000

Marc Magliacano(3)	29,643	-	-	29,643

Susan O’Farrell	95,000	125,000	9,464	229,464

Steven L. Ortega	125,000	125,000	10,212	260,212

James Ray. Jr.(4)	112,720	125,000	-	237,720

Claire Spofford	85,000	125,000	-	210,000

John Strain	95,000	125,000	3,981	223,981

(1)

The amounts in this column reflect the aggregate grant date fair value of the restricted stock units (“RSUs”) granted to our nonemployee directors during the fiscal year, computed in accordance with Accounting Standards Codification 718. The valuation assumptions used in determining such amounts are described in Note 17 – Equity-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023. The grant dates for the RSUs for all non-employee directors were March 15, 2023.

(2)

The amounts in this column reflect the portion of health insurance premiums paid by the Company. All directors are eligible to participate in the health plans generally provided to our executives (provided that they pay the same portion of the premiums, related deductibles, and copays as required to be paid by our actively employed executives).

(3)

Ms. Kozlak received prorated fees for her time on the Board prior to her not standing for reelection at the 2023 Annual Meeting on March 16, 2023. In addition, Mr. Magliacano received prorated fees for his time on the Board prior to his resignation at the conclusion of the 2023 Annual Meeting on March 16, 2023.

(4)	Mr. Ray resigned from the Board effective December 18, 2023.

14 Leslie’s, Inc.

CORPORATE GOVERNANCE

Our non-employee directors are eligible to receive cash compensation for their service on our Board and committees in the form of annual cash retainers as follows.

Position	Retainer ($)

Non-Executive Chairman	125,000

Board Member (other than the Non-Executive Chairman)	75,000

Lead Independent Director	25,000
Audit Committee:
Chairperson	25,000

Committee Member	10,000
Compensation Committee:
Chairperson	15,000

Committee Member	10,000
Nominating and Corporate Governance Committee:
Chairperson	10,000

Committee Member	5,000

Equity Compensation. Upon initial election and re-election to our Board, our non-employee directors receive an award of RSUs, with the number of shares determined by dividing $125,000 by the closing price of our common stock on the date of the grant. All RSUs granted to our non-employee directors vest on the earlier of the one-year anniversary date from the grant date or the day prior to the Company’s next annual meeting. For grants made in connection with a director’s initial election or appointment to our Board, the $125,000 dollar amount is pro-rated based on the number of days remaining in the 365-day period following the last annual meeting.

Expense Reimbursement. Our directors will be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our bylaws. Our Board may revise the compensation arrangements for our directors from time to time.

Share Ownership. Our Board believes that, in order to more closely align the interests of our non-employee directors with the long-term interests of the Company’s shareholders, all non-employee directors should maintain a minimum level of equity interests in the Company’s common stock. Such stock ownership guidelines are based on the value of common stock owned as a multiple of the non-employee director’s retainer. For a non-employee director, the stock ownership multiple is 5x their annual cash retainer. The guidelines will be reviewed annually and revised as appropriate to keep pace with competitive and good governance practices. For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: common stock of the Company; Company restricted stock or RSUs granted under the Company’s 2020 Omnibus Incentive Plan (or any predecessor or successor plan) which are to be settled in shares of common stock, except to the extent such restricted stock or RSUs are subject to vesting conditions other than conditions based solely on the passage of time and continued service. Under the guidelines, non-employee directors are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. As of the record date, all non-employee directors were in compliance with the guidelines either by virtue of holding the required number of shares or by compliance with the 50% retention ratio.

Proxy Statement and Annual Meeting Report 2024	15

Proposal 1: Election of Directors

Our Certificate of Incorporation specifies that the Board currently consists of three classes of directors serving staggered three-year terms. There are three Class III directors whose term of office expires at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated three Class III directors for election at the Annual Meeting to hold office until the 2027 annual meeting of our shareholders or until their successors have been elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal. In accordance with the Certificate of Incorporation, all directors, including directors elected at this Annual Meeting, will stand for election to a one-year term at the 2027 Annual Meeting.

Each of the nominees standing for election at the Annual Meeting has consented to serve as a director, if elected, and all of the nominees are currently directors. Steven L. Ortega, a Class III director, notified the Company that he is not standing for re-election at the Annual Meeting and the size of the Board will be reduced from eight to seven directors effective as of the Annual Meeting. We have no reason to believe that any of the nominees will be otherwise unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by the Board, or alternatively, the Board may further reduce the size of the Board.

Our Board recommends a vote “FOR” the election of each nominee.

16 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR NOMINEES

For each of the three director nominees standing for election, as well as the four other directors with terms expiring at future annual meetings, the following describes certain biographical information and the specific experience, qualifications, attributes or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

NOMINEES FOR ELECTION TO A THREE-YEAR TERM EXPIRING AT THE 2027 ANNUAL MEETING OF SHAREHOLDERS

In accordance with the Certificate of Incorporation, all members of the Board, including directors elected at this Annual Meeting, will stand for re-election to a one-year term at the 2027 Annual Meeting.

In addition, Steven L. Ortega, a Class III director, notified the Company that he is not standing for re-election at the Annual Meeting and the size of the Board will be reduced from eight to seven directors effective as of the Annual Meeting.

Skills and Experience

• Retail/Merchandising • Strategic Management • Supply Chain • Human Capital Management • Information Technology and Cyber Security	• Finance/Accounting • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
Savers Value Village, Inc. (NYSE: SVV)	• Audit (Chair)

Background

Ms. O’Farrell joined the Board in October 2020. Previously, Ms. O’Farrell served as Chief Financial Officer, Senior Vice President, Principal Accounting Officer and Treasurer at BlueLinx Holdings Inc., a wholesale distributor of building and industrial products, from 2014 to 2020. Ms. O’Farrell has been a senior financial executive holding several roles with The Home Depot, a home improvement retailer, from 1999 to 2014. As the Vice President of Finance at The Home Depot, Ms. O’Farrell led teams supporting the retail organization. In her final role with The Home Depot, Ms. O’Farrell was responsible for the finance function for The Home Depot’s At Home Services Group. Ms. O’Farrell began her career with Andersen Consulting, LLP, leaving as an Associate Partner in 1996 for a strategic information systems role with AGL Resources. Ms. O’Farrell served as a Director of BlueLinx Corporation, a subsidiary of BlueLinx Holdings. Ms. O’Farrell currently serves on the board of directors of Savers Value Village, Inc. (NYSE: SVV), since 2023. Ms. O’Farrell has a B.S. in business administration from Auburn University. Ms. O’Farrell was selected to serve as a director due to her extensive leadership experience in the retail and distribution industry, her broad business background, financial expertise as well as her experience as the Chief Financial Officer of a publicly listed company.

Proxy Statement and Annual Meeting Report 2024	17

PROPOSAL 1: ELECTION OF DIRECTORS

Skills and Experience

• Retail/Merchandising • Strategic Management • Brand and Consumer Marketing • Human Capital Management	• Governance/Risk Management • Senior Leadership • Public Company Experience • ESG/DEI

Other Public Company Boards	Committees
J. Jill, Inc. (NYSE: JILL)	• Nominating and Corporate Governance (Chair) • Compensation

Background

Ms. Spofford joined the Board in May 2022. Ms. Spofford currently serves as Chief Executive Officer and President of J. Jill, a women’s apparel company. She also serves on J.Jill’s board of directors. Prior to joining J.Jill in February 2021, Ms. Spofford was the President of Cornerstone Brands, from December 2017 to October 2020. In that role, she oversaw a portfolio of four interactive, aspirational, home and apparel lifestyle brands: Ballard Designs, Frontgate, Garnet Hill and Grandin Road. She led the team there in evolving the brands into profitable, digitally-driven omnichannel businesses. Before being promoted into this role, from January 2014 to December 2017, Ms. Spofford was the President of Garnet Hill. Prior to that, Ms. Spofford was Senior Vice President and Chief Marketing Officer of J.Jill and held numerous leadership roles at Orchard Brands, including Interim President and Chief Executive Officer, Group President for Premium Brands, and President of Appleseed’s. Before joining Orchard Brands, Spofford served as Vice President, Global Marketing of Timberland. Ms. Spofford currently serves on the board of directors of Reclaim Childhood, and she previously served on the boards of White Flower Farm and Project Adventure, Inc. Ms. Spofford received her M.B.A. from Babson College and her Bachelor of Arts in English and Political Science from the University of Vermont.

Skills and Experience

• Retail/Merchandising • Strategic Management • Supply Chain • Human Capital Management • Brand and Consumer Marketing • Finance/ Accounting	• Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	• Nominating and Corporate Governance • Compensation

Background

Mr. Estep, age 44, has served as Executive Vice President, Chief Merchandising Officer of Tractor Supply Company (NASDAQ: TSCO) since February 2020 and as a member of Tractor Supply Company’s Executive Committee since June 2019. He brings nearly 20 years of experience in retail, with deep expertise in merchandising, pricing, product development, sourcing and private brands. Prior to his current role, Mr. Estep served as Senior Vice President, General Merchandising from 2017 to 2020. He joined Tractor Supply in 2008, and held a number of merchandising roles of increasing seniority and responsibility at the company from 2008 to 2017. Mr. Estep also oversaw management of Petsense by Tractor Supply, a pet specialty retailer owned and operated by Tractor Supply, from 2020 to 2021. Mr. Estep holds a bachelor’s degree from the University of Tennessee and an MBA in Finance from Belmont University.

18 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2025 ANNUAL MEETING OF SHAREHOLDERS

In 2023 we commenced the declassification of our Board with the implementation of the Certificate of Incorporation. In accordance with the Certificate of Incorporation, directors with terms expiring at our 2025 Annual Meeting will stand for re-election to a two-year term at the 2025 Annual Meeting, and beginning with our 2027 Annual Meeting, all directors will be elected to a one-year term.

Skills and Experience

• Strategic Management • Supply Chain • Finance/Accounting • Governance/Risk Management	• Senior Leadership • ESG/DEI • Public Company Experience

Other Public Company Boards	Committees
None	• Audit • Nominating and Corporate Governance

Background

Ms. Daniel joined the Board in October 2020. Ms. Daniel is the former Vice President, Finance of the Federal Reserve Bank of Chicago where between 2017 through 2022 she was responsible for finance, financial analytics, procurement and supplier diversity. The Federal Reserve Bank of Chicago is one of twelve regional reserve banks that, along with the Federal Reserve Board of Governors, make up the United States central bank. Ms. Daniel brings 30 years of finance, accounting and audit experience and executive leadership in the global and domestic distribution, financial services, and healthcare industries. Ms. Daniel previously served as CFO for mission-based organizations from 2015 to 2017, which included her tenures at IFF, a community development financial institution and real estate developer, where she led the finance and investor relations functions, as well as tenure at the American Board of Medical Specialties. In the preceding 15 years, Ms. Daniel held senior financial executive roles in industry which included a seven-year tenure at W. W. Grainger, Inc. as Global Chief Audit Executive, CFO and Board Director for Grainger Canada, a division of W.W. Grainger, Inc., and Vice President for finance transformation and, U.S. financial services, where she led the company’s U.S. payment operations. Ms. Daniel also held roles of increasing responsibility at CVS Health (formerly Caremark), where, as Vice President, internal audit services she was responsible for attestation and consultation activities during a highly acquisitive and extensive growth period for the company. Ms. Daniel began her finance career in public accounting in 1990 with Banks, Finley, White & Company leaving in 1994 to assume progressive roles in finance leadership with private equity and small businesses. Ms. Daniel earned an MBA from Kellogg School of Management at Northwestern University, B.S. in accounting from the University of Alabama at Birmingham, and is a marketing alumna from Jackson State University. Ms. Daniel is actively engaged in non-profit leadership, is an Aspen Institute 2017 Finance Leaders Fellow, and a member of the Aspen Global Leadership Network. Ms. Daniel was selected to serve on our Board because of her significant experience in finance and accounting, as well as her audit leadership for global and US-based operations across the distribution, financial services, and healthcare industries.

Proxy Statement and Annual Meeting Report 2024	19

PROPOSAL 1: ELECTION OF DIRECTORS

Skills and Experience

• Retail/Merchandising • Strategic Management • Brand and Consumer Marketing • Digital Commerce and Marketing • Human Capital Management	• Finance/Accounting • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	None

Background

Mr. Egeck is our Chief Executive Officer and a member of our Board. Mr. Egeck joined in such capacities in February 2020. Previously, Mr. Egeck served as the Chief Executive Officer of PSEB Group, a $1.5 billion operating company composed of the Eddie Bauer outdoor brand and teen retailer PACSUN. Mr. Egeck has more than three decades of experience and a proven track record of driving transformational growth for a variety of brands and business models including: Chief Executive Officer of Eddie Bauer (from 2012 to 2020); Chief Executive Officer of Hurley International, a division of Nike, Inc. (from 2011 to 2012); President of True Religion Apparel, Inc. (from 2010 to 2011); President of VF Corp’s Contemporary Brand Coalition (from 2007 to 2009); Chief Executive Officer of Seven For All Mankind, prior to its acquisition by VF Corp. (from 2006 to 2007); President of VF Corp’s Outdoor and Action Sports Coalition (from 2004 to 2006); and President of The North Face, a division of VF Corp (from 2000 to 2004). Previously, Mr. Egeck held senior leadership positions at Columbia Sportswear and Seattle Pacific Industries. Mr. Egeck has a B.A. in Economics from the University of Washington and an M.B.A. from the Michael G. Foster School of Business at the University of Washington. Mr. Egeck was selected to serve on our Board because of his experience and knowledge of the consumer industry, including as our Chief Executive Officer.

Skills and Experience

• Retail/Merchandising • Strategic Management • Supply Chain • Brand and Consumer Marketing • Digital Commerce and Marketing	• Human Capital Management • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	None

Background

Mr. Kufel joined the Board in January 2018 and served as our Executive Chairman from January 2019 through September 2019. Mr. Kufel is the former Chief Executive Officer of West Marine, Inc., a retailer of boating and fishing supplies, and held such role from August 2021 through December 2022. Previously, Mr. Kufel served as Chairman of CorePower Yoga from 2016 to 2020 and as its Chief Executive Officer from 2016 to 2019. From 2015 to 2016, Mr. Kufel was an Operating Partner at L Catterton and served on the board of Ferrara Candy Company. Mr. Kufel also served as a Director and the Chief Executive Officer of Van’s Foods from 2009 to 2014 and Inventure Foods, Inc. from 1997 to 2008. Mr. Kufel has a Bachelor of Business Administration Degree from Gonzaga University and a master’s degree from the Thunderbird School of Global Management. Mr. Kufel was selected to serve as a director due to his extensive experience in leadership roles in the consumer industry.

20 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2026 ANNUAL MEETING OF SHAREHOLDERS

In 2023 we commenced the declassification of our Board with the implementation of the Certificate of Incorporation. In accordance with the Certificate of Incorporation, directors with terms expiring at our 2026 Annual Meeting will stand for re-election to a one-year term at the 2026 Annual Meeting, and beginning with our 2027 Annual Meeting, all directors will be elected to a one-year term.

Skills and Experience

• Retail/Merchandising • Strategic Management • Digital Commerce and Marketing • Human Capital Management • Information Technology and Cyber Security	• Finance/Accounting • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	• Audit • Compensation (Chair)

Background

Mr. Strain joined the Board in August 2018. Mr. Strain was the Head of e-Commerce and Technology at Gap, Inc., between October 2019 and May 2022. Gap, Inc. is an American worldwide clothing and accessories retailer founded in 1969. Mr. Strain had responsibilities in such role for technology, product management, data and analytics, and loyalty and payments. Mr. Strain also oversaw the digital business including e-commerce strategy and operations and digital and direct marketing. With almost 30 years in the retail technology and e-commerce space, Mr. Strain brings a consumer-centric mindset to a delivery orientation that has resulted in a track record of successful digital transformations. Prior to joining Gap Inc., Mr. Strain was the General Manager of the Retail and Consumer Goods Industry for Salesforce. Mr. Strain also spent 11 years at Williams-Sonoma Inc. as the Chief Digital and Technology Officer, where he was responsible for technology, product management, and digital marketing. Mr. Strain also spent 14 years as a management consultant. Mr. Strain received a B.S. in Finance from Santa Clara University where he was a member of the Retail Management Institute. Mr. Strain was selected to serve as a director due to his experience in various positions with consumer-facing companies.

Proxy Statement and Annual Meeting Report 2024	21

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP (“EY”) has served as the Company’s independent registered public accounting firm since 2000. Representatives of EY are expected to be present at the Annual Meeting online and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions from shareholders.

We are asking shareholders to ratify the Audit Committee’s selection of EY as our independent registered public accounting firm for the fiscal year ending September 28, 2024. While such ratification is not required, the Board is submitting the selection of EY to our shareholders for ratification as a matter of good corporate practice. If shareholders do not ratify the selection of EY as our independent registered public accounting firm for the fiscal year ending September 28, 2024, our Audit Committee may reconsider the selection of EY as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Our Board recommends a vote “FOR” the ratification of the selection by the Audit Committee of EY as our independent registered public accounting firm.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of fees paid or to be paid to EY for services rendered over the prior two fiscal years. All such services were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policy” described below.

	For the Year Ended September 30, 2023	For the Year Ended October 1, 2022(3)

Audit Fees(1)	$2,825,000	$2,195,000

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees(2)	4,300	2,000

Total	$2,829,300	$2,197,000

(1)

Audit fees consist of fees associated with (i) the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements and (iii) assistance with SEC filings including consents and related services in connection with the Company’s offerings.

(2)	All other fees consist of license fees for EY’s accounting research software.
(3)	Audit fees include an invoice received from EY in 2023 that relate to services for the fiscal year 2022 audit.

PRE-APPROVAL POLICY

The Audit Committee has adopted policies and procedures with respect to the pre-approval of all audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee undertakes a review of such policies at least quarterly, and if necessary, modifies such pre-approval procedures and policies. The Audit Committee may delegate its pre-approval responsibilities to one or more subcommittees as the Audit Committee may deem appropriate, provided that any pre-approval of services by such subcommittees pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting.

22 Leslie’s, Inc.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT(1)

The Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC. Additionally, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by:

Audit Committee of the Board of Directors

Susan O’Farrell (Chair)

Yolanda Daniel

John Strain

(1)

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”) or the Exchange Act.

Proxy Statement and Annual Meeting Report 2024	23

Proposal 3: Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables our shareholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “say-on-pay” vote).

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to provide an attractive, flexible and market-based compensation program tied to Company and individual performance and aligned with the interests of our shareholders. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation program, including information about the compensation of our named executive officers (“NEOs”).

We are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion disclosed in this Proxy Statement.”

This resolution will not be binding on our Board or the Compensation Committee. However, our Board and the Compensation Committee will review and consider the results of this Proposal 3 when making future compensation decisions for our named executive officers. In accordance with our policy of holding annual “say-on-pay” advisory votes, the next “say-on-pay” advisory vote is expected to occur at our 2025 annual meeting of shareholders.

Our Board recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

24 Leslie’s, Inc.

Information about Our Executive Officers

Name	Age	Title

Michael R. Egeck	65	Chief Executive Officer

Scott Bowman	56	Chief Financial Officer

Mike Africa	47	Chief Digital & Technology Officer

Dave Caspers	53	Chief Stores Officer

Naomi Cramer	58	Chief People Officer

Brad Gazaway	54	Chief Legal, Real Estate & Sustainability Officer and Corporate Secretary

Moyo LaBode	53	Chief Merchandising & Supply Chain Officer

Michael R. Egeck’s biographical information can be found with the other director biographies in the Director Nominees section.

Scott Bowman joined the Company as its Chief Financial Officer Designate in July 2023, and became the Company’s Chief Financial Officer and Treasurer in August 2023. Mr. Bowman most recently served as Chief Financial Officer for True Food Kitchen after serving as Chief Financial Officer for Dave & Buster’s (NASDAQ: PLAY), a restaurant and entertainment company, from 2019 to 2021 and Hibbett Sports (NASDAQ: HIBB), an athletic retail chain, from 2012 to 2019. Mr. Bowman previously served as a Divisional CFO at The Home Depot, where he held leadership positions in various corporate finance roles having started his career in the audit department of The Sherwin-Williams Company. Mr. Bowman is a CPA and holds an MBA from Emory Goizueta Business School and a B.S. in Accounting and Finance from Miami University (Ohio).

Mike Africa has served as our Chief Digital & Technology Officer since March 2023. Prior to that, Mr. Africa served as our Chief Digital Officer from September 2021 to March 2023. Before joining Leslie’s, Mr. Africa held multiple leadership positions at Eddie Bauer from 2017-2021 including Chief Digital Officer, VP of Commerce, and VP of Global Digital Experience. Prior to that he served as the SVP, Digital at Paula’s Choice Skincare. Mr. Africa has a B.S. in Commerce from the University of Virginia.

Proxy Statement and Annual Meeting Report 2024	25

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Dave Caspers has served as our Chief Stores Officer since October 2023. Prior to that, Mr. Caspers joined the Company in May 2023, as our Senior Vice President of Retail Operations. Prior to joining the Company Mr. Caspers served as the VP Omni Channel Retail Healthcare Operations for Walmart, from August 2022 to May 2023. From August 2015 through August 2022, Mr. Caspers held various roles for Banner Health, including VP Healthcare Operations, VP Special Project BUMD, and VP Patient Experience. Prior to that, Mr. Caspers held various positions for Target. Mr. Caspers is a graduate from St. Cloud State University and North Dakota State College of Science.

Naomi Cramer has served as our Chief People Officer since May 2023. She joined Leslie’s as the Chief Human Resources Officer in September 2022. Prior to joining Leslie’s, she was the Chief Human Resources Officer at Banner Health from June 2016 to February 2022. She joined Banner in December of 2014 as Vice President of Talent Acquisition and was later promoted to Vice President of Talent Management in 2015; where she led all talent functions for the organization including recruitment, learning and development, organizational effectiveness and change, assessment and survey and workforce planning. Prior to joining Banner, Ms. Cramer had a progressive career in operations and human resources at Target Corporation. Her last role was Senior Vice President of Field HR, where she led all areas of Human Resources for 350,000 employees in 1,780 retail stores and 37 distribution centers. Ms. Cramer holds a Bachelor’s of Science degree from the University of Phoenix.

26 Leslie’s, Inc.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Brad Gazaway has been our Chief Legal, Real Estate & Sustainability Officer and Corporate Secretary since May 2023. Prior to that, Mr. Gazaway served as our Chief Legal officer since February 2021. Prior to that, Mr. Gazaway served as our SVP, General Counsel & Store Development since July 2017. Before joining Leslie’s, Mr. Gazaway was General Counsel for RED Development, and prior to that served from 2003-2015 at Henkel Corporation (formerly The Dial Corporation) in a VP and Associate General Counsel role. Mr. Gazaway began his professional career as a corporate and securities associate at Snell & Wilmer, LLP. Mr. Gazaway has a B.S. in Political Science from the U.S. Naval Academy and a J.D. from the University of Iowa Law School.

Moyo LaBode has been our Chief Merchandising & Supply Chain Officer since May 2023. Prior to that, Mr. LaBode served as our Chief Merchandising Officer since December 2021. Prior to that, Mr. LaBode served as our SVP, Merchandising from May 2021 to December 2021. Before joining Leslie’s, Mr. LaBode served as Vice President, General Merchandise Manager at Barnes & Noble from 2018 to 2021, where he was responsible for the gift, toys and entertainment categories. Prior to that, Mr. LaBode worked at The Home Depot, where he was the Divisional Merchandise manager for hard surface flooring and the Vice President of Merchandise Strategy, and he worked at Target Corporation, where he was responsible for a variety of merchandising, sourcing and operational roles. Mr. LaBode has a B.A. in Economics from the University of Minnesota.

Proxy Statement and Annual Meeting Report 2024	27

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”) we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies for fiscal year 2023 with respect to our NEOs, and the material factors that we considered in making those decisions.

Fiscal year 2023 was the first year of our ongoing executive compensation program. Our NEOs received a mix of base salary, annual cash bonus opportunities, and long-term equity incentives comprised of an equal value-based mix of performance vesting restricted stock units (“PSUs”) and time-vesting RSUs.

Our NEOs for fiscal year 2023 were: Mr. Egeck, our CEO; Mr. Bowman, our CFO; Mr. Weddell, our former CFO; Paula Baker, our former Chief Revenue Officer; Mr. Gazaway, our Chief Legal, Real Estate & Sustainability Officer; and Mr. LaBode, our Chief Merchandising & Supply Chain Officer. Mr. Weddell stepped down from his position as CFO effective as of August 7, 2023, and remained employed as Special Advisor to the CEO through December 30, 2023. Ms. Baker ceased serving as our Chief Revenue Officer as of September 19, 2023, and remained employed as an advisor through December 15, 2023. The terms of Mr. Weddell and Ms. Baker’s separation are described in further detail under “Potential Payments upon Termination or Change in Control.”

EXECUTIVE COMPENSATION PHILOSOPHY

We believe our compensation philosophy and design are well aligned with the interest of our shareholders, as well as our performance culture, growth strategy, and desire to attract and retain high-quality executives. Our executive compensation philosophy is to provide an attractive, flexible and market-based compensation program tied to company and individual performance and aligned with the interests of our shareholders. In establishing compensation levels and designing the elements of our executive compensation program, we aim to set overall compensation levels that are both internally equitable and commensurate with the companies with which we compete for talent. The principal objectives of our executive compensation program are to attract and retain highly talented executives to serve in leadership positions and advance our long-term growth strategy. Within our ongoing program, we motivate such executives to succeed by providing compensation that is based on both short- and long-term performance and aligns the interests of our officers with those of our shareholders by delivering a substantial portion of the officers’ compensation through incentives that drive long-term enterprise value creation. We regularly review our executive compensation program with the goal of motivating our executive team to achieve our strategic goals and aligning their interests with those of our shareholders.

Consistent with the foregoing philosophy:

•

At-risk compensation: For fiscal year 2023, 71% and 54%, respectively, of our CEO’s and average other NEOs’ (in place at the beginning of the fiscal year) target direct compensation, comprised of base salary, target cash bonus opportunities, and target long-term equity incentives, was at-risk.

•

Pay for performance: Our performance against our incentive plan metrics for fiscal year 2023 was below the thresholds set at the beginning of the year. Accordingly, our NEOs received no cash bonuses for the fiscal year and forfeited the first tranche of their fiscal year 2023 PSUs. Additionally, the balance of their fiscal year 2023 PSUs are not anticipated to be earned.

28 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The following features of our compensation program are designed to align the interests of our executive team with those of our shareholders and with market best practice:

What We Do	What We Don’t Do
✓ Grant compensation that is primarily at-risk and variable	✗ Allow hedging or pledging of Company stock

✓ Subject short- and long-term incentive compensation to measurable and rigorous goals	✗ Reprice stock options without shareholder approval

✓ Use an independent compensation consultant	✗ Provide excessive perquisites

✓ Cap incentive payments	✗ Provide supplemental executive retirement plans

✓ Structure compensation to avoid excessive risk taking	✗ Provide tax gross-ups with respect to a change in control

✓ Provide competitive compensation that is compared against a size appropriate industry peer group	✗ Provide “single trigger” change in control payments

✓ Maintain rigorous stock ownership guidelines	✗ Provide excessive severance benefits

✓ Have a robust recoupment policy

PROCESS FOR SETTING EXECUTIVE COMPENSATION

Generally, our Compensation Committee reviews and, as appropriate, modifies compensation arrangements for executive officers during the first quarter of each fiscal year (with equity grants generally made during the first quarter or early in the second quarter). The CEO reviews the performance and compensation of our executive officers and makes recommendations as to their compensation to the Compensation Committee. In making its decisions regarding executive compensation, the Compensation Committee meets outside the presence of executive officers when making final decisions about each executive officer. The CEO is periodically present during portions of these deliberations that relate to the compensation for other executives, but does not participate in any discussions regarding his own pay.

During fiscal year 2023, we engaged FW Cook as a third-party consultant to provide services including review and analysis of our executive compensation levels and practices, executive officer and non-employee director equity ownership guidelines, peer group review and corresponding market study, and long-term incentive plan design and equity grant practices. As part of this review process, the Board and the Compensation Committee applied its values, philosophy and understanding of market trends and practices, while considering the compensation levels needed to ensure that our executive compensation program remains competitive and aligned with the interests of our shareholders.

PEER GROUP

To assist the Compensation Committee in its review of executive compensation for fiscal year 2023, the Compensation Committee developed, with FW Cook, a peer group of similarly-situated companies to use for compensation benchmarking purposes. The peer group used to inform compensation decisions for fiscal year 2023 was comprised of:

Boot Barn Holdings, Inc.	Johnson Outdoors Inc.	The AZEK Company, Inc.
Container Store Group, Inc.	MarineMax, Inc.	Topgolf Callaway Brands Corp.
Crocs, Inc.	Monro, Inc.	Trex Company, Inc.
Floor & Décor Holdings, Inc.	National Vision Holdings, Inc.	YETI Holdings, Inc.
Haverty Furniture Companies, Inc.	Ollie’s Bargain Outlet Holdings, Inc.

The peer group is the same as the peer group that was used to inform fiscal year 2022 decisions, except that Terminix Global (acquired) was replaced with The AZEK Company (appropriate peer in terms of size, industry and scope of operations). At the time the peer group was approved (May 2022), our market capitalization and trailing four quarters revenues approximated the median of the peer group. The peer group will continue to be reviewed annually to ensure it best represents the Company’s size, industry and scope of operations.

Peer group data were supplemented with national retail and general industry survey data, scoped by each executive’s revenue responsibility, to provide an additional market reference point.

Proxy Statement and Annual Meeting Report 2024	29

COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF COMPENSATION

The compensation of our NEOs generally consists of base salary, annual cash bonus opportunities, long-term equity incentives in the form of equity awards and other benefits, each as described below.

Base Salary

Base salary is a fixed compensation element intended to attract and retain the talent necessary to successfully manage our business and execute our business strategies. Base salaries for our NEOs, including consideration for increases, are established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, competitive market practice, and other factors deemed relevant. In addition, Mr. Gazaway’s increase was reflective of his assuming additional responsibility with respect to our real estate operations and sustainability efforts as part of his promotion from Chief Legal Officer to Chief Legal, Real Estate and Sustainability Officer in fiscal year 2023. Base salaries for our NEOs in fiscal year 2023 and 2022 were as follows:

Name	FY2022	FY2023	% Increase

Michael R. Egeck	$1,025,000	$1,025,000	0%

Scott Bowman	$-	$550,000	N/A

Steven M. Weddell	$570,000	$570,000	0%

Paula F. Baker	$400,000	$425,000	6%

Brad Gazaway	$350,000	$425,000	21%

Moyo LaBode	$400,000	$425,000	6%

Annual Cash Bonus Opportunities

The target performance-based cash bonus opportunity for each of the NEOs is expressed as a percentage of his or her base salary and can be earned by meeting certain predetermined corporate performance objectives, subject to an individual/strategic performance modifier. Fiscal year 2023 annual cash bonuses for Mssrs. Egeck, Bowman, and Weddell were targeted at 100% of their base salaries, and fiscal year 2023 annual cash bonuses for Ms. Baker, Mr. Gazaway, and Mr. LaBode were targeted at 50% of their base salaries. For the NEOs other than Mr. Bowman, the target percentages did not change from those in effect for fiscal year 2022. Mr. Bowman’s target percentage was set in connection with his hire and his opportunity was pro-rated for the portion of the year he was employed with us.

The Board set corporate performance objectives based on the achievement of an annual Adjusted EBITDA target, which the Board believed to best align the interest of the NEOs and our shareholders. The Board established the following matrix to map Adjusted EBITDA performance to bonus earnouts, with pre-established threshold, target and maximum performance levels, with linear interpolation applying between such levels.

Adjusted EBITDA is defined as earnings before interest (including amortization of debt issuance costs), taxes, depreciation and amortization, management fees, equity-based compensation expense, loss on debt extinguishment, costs related to equity offerings, strategic project costs, executive transition costs, loss (gain) on disposition of assets, mark-to-market on interest rate cap and other non-recurring, non-cash or discrete items.

	Adjusted EBITDA(1)	Payout as % of Target

Threshold	$280.0 M	0%

Target	$295.0 M	100%

Maximum	$310.0 M	200%

Actual	$168.1 M	0%

(1)	Adjusted EBITDA was as reported in the Company’s Annual Report on Form 10-K for fiscal year 2023.

30 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The amount earned relative to corporate performance was then subject to potential modification upwards by up to 20% or downwards by up to 100% (i.e. 0% to 120% of the amount earned relative to corporate performance) based on performance against individual and strategic objectives, on a zero-sum basis across all eligible employees of the Company, including the CEO and the CEO’s senior team. For fiscal year 2023 the individual and strategic objectives for the CEO’s senior team, including the NEOs were focused on diversity, equity, and inclusion, where, in each case improvements were achieved.

Based on actual fiscal year 2023 Adjusted EBITDA performance of $168.1 million, no bonuses were earned for 2023, as reflected in the “Summary Compensation Table” below.

New Hire Bonus Opportunities

In connection with his hire during fiscal year 2023, Mr. Bowman received a sign-on bonus of $500,000 to be paid in two separate installments. The initial portion of the sign-on bonus in an amount of $300,000 was grossed-up to account for normal and customary payroll tax withholdings and was paid at the time he commenced employment. As a general policy, the Company does not provide tax gross-ups on bonuses paid for executives, however in this particular instance an exception was made specifically for recruitment purposes as a replacement for similar amounts forfeited from Mr. Bowman’s previous employment. Notwithstanding, the Company commits to not providing gross-up bonus arrangements for executives in the future, including those in connection with new hire packages with respect to forfeited compensation arrangements. The second portion of Mr. Bowman’s sign-on bonus payment of $200,000 was subject to normal and customary payroll tax withholdings and was paid subsequent to our fiscal year end in December 2023.

Long-Term Equity Incentives

Historically, we granted stock options and RSUs under our 2020 Omnibus Incentive Plan, including to certain of our NEOs and certain of our directors, from time to time to provide additional retention and performance incentives to these individuals. In fiscal year 2023, we commenced our ongoing equity grant program. As a part of the annual grant cycle, each of the NEOs received equity grants comprised 50% of PSUs and 50% of RSUs.

Fiscal Year 2023 Restricted Stock Units

During fiscal year 2023, each of the NEOs, other than Mr. Bowman, received RSUs as a part of the annual grant cycle. Additionally, during the fiscal year, Mr. Gazaway and Mr. LaBode each received an additional grant of RSUs as compensation for additional assumed duties. In connection with his hire, Mr. Bowman received a grant of RSUs. In each case, the RSUs vest in equal, annual installments over four years, subject to continued employment.

Fiscal Year 2023 Performance Stock Units (PSUs)

In fiscal year 2023, we granted PSUs for the first time to all NEOs with the exception of Mr. Bowman due to his commencing employment towards the end of our fiscal year. The PSUs are subject to cumulative Adjusted Net Income and revenue goals, weighted 75% and 25%, respectively. For the 2023 PSU program, there are one-, two-, and three-year performance periods, after each of which one-third of the target number of PSUs is eligible to vest (at 0% - 200% of target) based on actual performance.

One-third of the target number of PSUs were eligible to vest based on the following fiscal year 2023 performance goals:

Performance Level	Achievement Percentage	FY23 Adjusted Net Income(1)	FY23 Revenue(1)

Threshold	50%	$150.0M	$1,570.0M

Target	100%	$160.0M	$1,610.0M

Maximum	200%	$165.0M	$1,650.0M

Actual	0%	$51.1M	$1,451.2M

(1)	As reported in the Company’s Annual Report on Form 10-K for fiscal year 2023.

Proxy Statement and Annual Meeting Report 2024	31

COMPENSATION DISCUSSION AND ANALYSIS

Based on performance in fiscal year 2023, the first tranche of the PSUs was forfeited. The remaining two tranches remain eligible to vest based on fiscal year 2023-2024 and fiscal year 2023-2025 achievement, respectively, however are not anticipated to be earned.

Other benefits

We currently provide broad-based welfare benefits to our NEOs that are available to all of our employees, including health, dental, life, vision and disability insurance.

In addition, we maintain, and certain of the NEOs participate in, a 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis and under which we are permitted to make discretionary employer contributions. Employees’ pre-tax contributions are allocated to their respective individual accounts and are then invested in selected investment alternatives according to their directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code. We currently match participant contributions to the 401(k) plan up to 4% of eligible earnings, up to IRS limits.

We do not maintain any defined benefit pension plans or non-qualified deferred compensation plans.

Post-Employment Compensation Arrangements

The NEOs are entitled to certain severance benefits, the terms of which are described below under “Potential Payments upon Termination or Change in Control.” The severance benefits are an essential element of the overall executive compensation package and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the shareholders.

OTHER MATTERS

Risk Assessment

During fiscal year 2023, the Compensation Committee worked with FW Cook and management to assess our compensation policies and practices. Our Board and our Compensation Committee do not believe that our executive and non-executive compensation programs encourage excessive or unnecessary risk taking, and any risk inherent in our compensation programs is unlikely to have a material adverse effect on us.

Say-on-Pay

Our Compensation Committee considers feedback from our shareholders and the results of our Say-on-Pay vote in making compensation decisions for our NEOs. Our 2023 Say-on-Pay vote reflected 98.2% support from our shareholders, based on the percentage of shares voted. The Compensation Committee believes this indicates that our shareholders support the philosophy, strategy, objectives, and administration of our executive compensation program.

Clawback/Forfeiture

Our Board has adopted a clawback policy that complies with the new Nasdaq listing standards and provides for the recoupment of certain cash or equity-based compensation in the event the Company is required to restate its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the securities laws.

32 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Pursuant to Proposal No. 4, Approval of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan, if the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, then the Committee may, in its sole discretion (considering any factors the Committee deems appropriate), require a participant to disgorge or forfeit to the Company that portion of time- and/or performance-based awards that were granted, earned or vested during the Company’s three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement, that the Committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. This restatement-related recoupment policy will apply to awards granted on or after the Restatement Effective Date (as defined in Proposal No. 4). Further, the administrator has the full power and authority to terminate or cause a participant to forfeit an award and require the participant to disgorge to the Company any gains attributable to the award, if the participant engages in any action constituting, as determined by the administrator in its discretion, cause for termination, or a breach of a material Company policy, any award agreement, or any other agreement between the participant and the Company concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement, or similar obligations. Additionally, any awards granted pursuant to the plan and any stock issued or cash paid pursuant to an award, are subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation, or listing standards to, the Company from time to time.

Share Ownership Guidelines

Our Board believes that, in order to more closely align the interests of our NEOs and other designated officers with the long-term interests of the Company’s shareholders, all NEOs and other designated officers should maintain a minimum level of equity interests in the Company’s common stock. Such stock ownership guidelines are based on the value of common stock owned as a multiple of base salary. The guidelines will be reviewed annually and revised as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer’s position, as set forth below:

Position	Stock Ownership Multiple

Chief Executive Officer	6x base salary

Chief Financial Officer & Chief Operating Officer (if any)	3x base salary

Other Designated Officers	2x base salary

For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: common stock of the Company; Company restricted stock or RSUs granted under the Company’s 2020 Omnibus Incentive Plan (or any predecessor or successor plan) which are to be settled in shares of common stock, except to the extent such restricted stock or RSUs are subject to vesting conditions other than conditions based solely on the passage of time and continued service; and common stock of the Company held for the individuals account in the 401(k) Plan. Unearned performance-based restricted stock or PSUs, and shares underlying unexercised stock options (whether vested or unvested, whether time- or performance-based and whether in-the-money or not) do not count as stock owned for purposes of the guidelines. Under the guidelines, NEOs and other designated officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. In the case of time-vested RSUs in the categories above which are not yet fully vested, only a portion representing the net after-tax holdings at vesting will count as stock owned. For purposes of calculating these estimated net holdings, the tax withholding rate assumed to apply at vesting shall equal 40%.

As of the record date, all NEOs were in compliance with the guidelines either by virtue of holding the required number of shares or by compliance with the 50% retention ratio.

Prohibition on Hedging or Pledging

We have a policy prohibiting all executive officers and directors from engaging in any form of hedging transaction involving the securities of the Company. The policy addresses short sales and transactions involving publicly traded options and also prohibits such individuals from holding our securities in margin accounts and from pledging our securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our shareholders.

Proxy Statement and Annual Meeting Report 2024	33

COMPENSATION DISCUSSION AND ANALYSIS

Tax Deductibility

In connection with its determination of the various elements of compensation for our executive officers, the Compensation Committee has taken into account the impact of Section 162(m) of the Internal Revenue Code on the deductibility of compensation for federal income tax purposes. Section 162(m) limits the deductibility of compensation paid to covered employees to $1 million annually. Notwithstanding Section 162(m), the Compensation Committee has the discretion to design and implement elements of executive compensation that may not be fully deductible for income tax purposes.

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee oversees our compensation program on behalf of our Board. In fulfilling its oversight responsibilities, our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement. In reliance on the review and discussion referred to above, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in our proxy statement.

Submitted by:

Compensation Committee of the Board of Directors

John Strain (Chair)

Seth Estep

Claire Spofford

(1)

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

34 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY COMPENSATION TABLE

The following table presents information regarding the compensation of our NEOs for services rendered during the fiscal years 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Options ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Michael R. Egeck	2023	1,025,000		-		-		3,000,128	-	16,843	4,041,971

Chief Executive Officer	2022 2021	1,025,000 1,023,077	(4)	- 550,000	(5)	1,547,063 4,803,926	(3) (3)	- -	761,575 1,534,512	5,800 -	3,339,438 7,911,515
Scott Bowman	2023	116,346	(6)	300,000	(6)	-		550,005	-	120,503	1,086,854

Executive Vice President and Chief Financial Officer
Steven M. Weddell	2023	570,000		-		-		690,132	-	22,266	1,282,398

Former Executive Vice President and Chief Financial Officer	2022 2021	570,000 560,769	(7)	- 550,000	(5)	966,920 3,002,451	(3) (3)	- -	423,510 840,165	5,800 5,700	1,966,230 4,959,085
Paula F. Baker	2023	419,231		-		-		330,136	-	48,519	797,886

Former Chief Revenue Officer	2022 2021	400,000 400,000		- -		154,707 480,396	(3) (3)	- -	148,600 300,000	5,800 5,700	709,107 1,186,096
Brad Gazaway	2023	419,231		-		-		850,133	-	13,520	1,282,884

Chief Legal, Real Estate & Sustainability Officer	2022	350,000		-		219,366	(3)	200,002	130,025	5,800	905,193
Moyo LaBode	2023	419,231		-		-		920,205	-	22,266	1,361,702

Chief Merchandising & Supply Chain Officer	2022	400,000		-		361,630	(3)	450,004	148,600	-	1,360,234

(1)

The amounts reported in this column represent the grant date fair value of the RSUs and PSUs granted to each of the NEOs in the specified fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718. The grant date fair value is determined by multiplying the number of units granted by the closing price of our common stock on the grant date. The value of the PSU awards granted in fiscal year 2023, assuming achievement of the maximum performance level of 200%, would have been: Mr. Egeck, $3,000,128; Mr. Weddell, $690,132; Ms. Baker, $330,136; Mr. Gazaway, $350,124; and Mr. LaBode, $420,196.

(2)	The amounts in this column are detailed in the table immediately below.
(3)

Represents the aggregate fair value of the stock options that were granted to each of our NEOs during fiscal years 2021 and 2022. As disclosed in last year’s proxy statement, in fiscal year 2021, certain of our NEOs received performance-vesting stock options eligible to vest 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2021 and 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2022. Although the performance-vesting options were approved in fiscal year 2021, the fiscal year 2022 Adjusted net income target was not established until after the end of fiscal year 2021. Therefore, the portion of the awards attributable to the fiscal year 2022 Adjusted net income target was not considered granted for accounting purposes until fiscal year 2022 and is included in the option award values disclosed for fiscal year 2022.

(4)	Mr. Egeck received a prorated base salary of $1,023,077 due to the increase in his base salary from $1,000,000 to $1,025,000 during fiscal year 2021.
(5)

Pursuant to Messrs. Egeck and Weddell’s amended and restated employment agreements, each executive received a one-time cash bonus of $550,000 during fiscal year 2021 in connection with the Company’s IPO.

(6)	Mr. Bowman received a prorated base salary of $116,346 and initial sign-on bonus payment of $300,000 in connection with the commencement of his employment during fiscal year 2023.
(7)

Mr. Weddell received a prorated base salary of $560,769 as result of entering into an amended and restated employment agreement which increased this base salary from $450,000 to $570,000 during fiscal year 2021.

Proxy Statement and Annual Meeting Report 2024	35

COMPENSATION DISCUSSION AND ANALYSIS

Name	Year	Company Contribution to 401(K) Plan ($)(a)	Company Contribution to Insurance Premiums ($)(b)	Transition Services(c)	Gross-Up for Sign-On Bonus ($)(d)	Total ($)

Michael R. Egeck	2023	6,100	10,743	-	-	16,843

Scott Bowman	2023	-	3,077	-	117,426	120,503

Steven M. Weddell	2023	6,100	16,166	-	-	22,266

Paula F. Baker	2023	6,100	7,419	35,000	-	48,519

Brad Gazaway	2023	6,100	7,420	-	-	13,520

Moyo LaBode	2023	6,100	16,166	-	-	22,266

(a)	These amounts represent the Company’s matching 401(k) plan contributions.
(b)	These amounts represent the portion of Company-sponsored health insurance plan premiums paid by the Company.
(c)

Pursuant to the Transition Agreement dated September 19, 2023, Ms. Baker was entitled to a one-time payment of $35,000 in connection with transition services as a result of her separation on December 15, 2023.

(d)

Pursuant to Mr. Bowman’s offer letter, he was entitled to a cash sign-on bonus of $300,000, of which $117,426 was paid in addition representing the portion grossed-up for taxes. Refer to discussion under “New Hire Bonus Opportunities” elsewhere in this CD&A.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2023

The following table sets forth awards under various compensation plans granted to our NEOs in fiscal year 2023. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock” column reflect the grant date fair value of grants of stock awards determined under accounting standards, as discussed above.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Type of Award	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards
Michael R. Egeck	ACBO PSU RSU	- 12/15/2022 12/15/2022	1,025,000 - -	2,460,000 - -	- - 62,295	- 124,590 -	- 249,180 -	- - 124,590	- 1,500,064 1,500,064
Scott Bowman(4)	ACBO RSU	- 8/14/2023	116,111 -	278,667 -	- -	- -	- -	- 76,178	- 550,005
Steven M. Weddell	ACBO PSU RSU	- 12/15/2022 12/15/2022	570,000 - -	1,368,000 - -	- - 14,330	- 28,660 -	- 57,320 -	- - 28,660	- 345,066 345,066
Paula F. Baker	ACBO PSU RSU	- 12/15/2022 12/15/2022	212,500 - -	510,000 - -	- - 6,855	- 13,710 -	- 27,420 -	- - 13,710	- 165,068 165,068
Brad Gazaway	ACBO PSU RSU RSU	- 12/15/2022 12/15/2022 5/18/2023	212,500 - - -	510,000 - - -	- - - 7,270	- 14,540 - -	- 29,080 - -	- - 14,540 46,383	- 175,062 175,062 500,009
Moyo LaBode	ACBO PSU RSU RSU	- 12/15/2022 12/15/2022 5/18/2023	212,500 - - -	510,000 - - -	- - - 8,725	- 17,450 - -	- 34,900 - -	- - 17,450 46,383	- 210,098 210,098 500,009

(1)

Represents target and maximum annual cash incentive award opportunities, based upon the achievement of the Adjusted EBITDA targets listed within the section titled “Annual Cash Bonus Opportunities” within CD&A. As described therein, amounts below the target are linearly interpolated to the threshold value, which would result in a payout of $0. The actual amounts earned by each NEO are set forth in the Summary Compensation Table.

(2)

Represents RSUs granted that will vest in installments of 25% on the four anniversary dates following the grant date, subject to continued employment or service with the Company or an affiliate until the applicable vesting date.

(3)	Refer to the section titled “Fiscal year 2023 performance stock units (PSUs)” in the CD&A for a description of these awards.
(4)	Mr. Bowman was eligible for a prorated portion of the Annual Cash Bonus Opportunities for fiscal year 2023 commencing with his employment on July 17, 2023.

36 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

EMPLOYMENT AGREEMENTS

The Company has entered into an employment agreement with Messrs. Egeck and Weddell to help ensure the retention of those executive officers critical to the future success of the Company.

Messrs. Egeck and Weddell entered into amended and restated employment agreements on October 19, 2020, in connection with the Company’s IPO. Mr. Egeck’s employment agreement provided for an indefinite term of employment, and the employment agreement for Mr. Weddell provided for an initial term of five years, with automatic one-year extensions beginning upon expiration of the initial term, which may be cancelled upon at least 90 days’ prior written notice from either the respective NEO or the Company. Under their respective employment agreements, Messrs. Egeck and Weddell were entitled to receive annual base salaries of $1,025,000 and $570,000, respectively, in each case, subject to annual review by our Board. Further, each of Messrs. Egeck and Weddell had the opportunity to earn an annual cash bonus targeted at 100% of his respective annual base salary. Mr. Weddell stepped down from his position as CFO effective as of August 7, 2023, and remained employed as Special Advisor to the CEO through December 30, 2023.

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

The following table summarizes equity awards held by our NEOs as of fiscal year 2023:

	Options					Stock Awards
Name	Grant Date	Exercisable (#)(1)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of RSUs that have not vested (#)	Market Value of RSUs that have not vested ($)(2)	Number of PSUs that have not vested (#)(3)	Market Value of PSUs that have not vested ($)(2)

Michael R. Egeck(4)	10/28/2020 11/2/2020 12/15/2022 12/15/2022	392,157	588,236	17.00	10/28/2030	205,546 124,590 -	1,163,390 705,179 -	- - 83,060	- - 470,120

Scott Bowman(5)	8/14/2023					76,178	431,167	-	-

Steven M. Weddell(6)	10/28/2020 12/15/2022 12/15/2022	367,647	245,098	17.00	10/28/2030	28,660 -	162,216 -	- 19,107	- 108,144

Paula F. Baker(7)	10/28/2020 11/2/2020 12/15/2022 12/15/2022	58,824	39,216	17.00	10/28/2030	70,506 13,710 -	399,064 77,599 -	- - 9,140	- - 51,732

Brad Gazaway(8)	10/28/2020 3/3/2021 1/27/2022 12/15/2022 12/15/2022 5/18/2023	44,118 50,000	29,411 33,333	17.00 22.27	10/28/2030 3/3/2031	7,752 14,540 - 46,383	43,876 82,296 - 262,528	- - 9,693 -	- - 54,864 -

Moyo LaBode(9)	5/21/2021 5/12/2021 1/27/2022 12/15/2022 12/15/2022 5/18/2023	137,499	91,666	26.11	5/21/2031	32,500 17,442 17,450 - 46,383	183,950 98,722 98,767 - 262,528	- - - 11,633 -	- - - 65,845 -

(1)	The number in this column represent vested Options outstanding as of September 30, 2023.
(2)	Amounts reported are based on the closing price of our common stock on the Nasdaq as of September 29, 2023, the last trading day of our fiscal year, of $5.66 per share.
(3)	The number of shares presented for performance share units assume achievement at target performance as described under the section titled “Fiscal year 2023 performance stock units (PSUs)” in the CD&A.
(4)

Reflects (i) 588,236 stock options, of which 196,079 and 196,078 become exercisable on October 28, 2023 and 2024, respectively and (ii) 205,546 restricted stock units that vest on February 4, 2024, and (iii) 124,590 restricted stock units which vest and become non-forfeitable in equal installments of 31,148 on December 15, 2023, 2024, 2025, and 2026, respectively. In addition, the remaining 83,060 performance share units are eligible to vest equally based on fiscal

Proxy Statement and Annual Meeting Report 2024	37

COMPENSATION DISCUSSION AND ANALYSIS

year 2023-2024 and fiscal year 2023-2025 performance achievements as described under the section titled “Fiscal year 2023 performance stock units (PSUs)” in the CD&A. Approximately 41,530 units were forfeited due to the non-achievement of those criteria for fiscal year 2023 and are not included in the totals above.
(5)	Reflects 76,178 restricted stock units which vest and become non-forfeitable in equal installments of approximately 19,045 on August 14, 2024, 2025, 2026 and 2027, respectively.
(6)

Reflects (i) 245,098 stock options, of which 122,549 become exercisable on October 28, 2023 and 2024, respectively and (ii) 28,660 restricted stock units which vest and become non-forfeitable in equal installments of 7,165 on December 15, 2023, 2024, 2025, and 2026, respectively. In addition, the remaining 19,107 performance share units are eligible to vest equally based on fiscal year 2023-2024 and fiscal year 2023-2025 performance achievements as described under the section titled “Fiscal year 2023 performance stock units (PSUs)” in the CD&A. Approximately 9,553 units were forfeited due to the non-achievement of those criteria for fiscal year 2023 and are not included in the totals above.

(7)

Reflects (i) 39,216 stock options, of which 19,608 become exercisable on October 28, 2023 and 2024, respectively, (ii) 70,506 restricted stock units which vest and become non-forfeitable on November 21, 2023, and (iii) 13,710 restricted stock units which vest and become non-forfeitable in equal installments of approximately 3,428 on December 15, 2023, 2024, 2025, and 2026, respectively. In addition, the remaining 9,140 performance share units are eligible to vest equally based on fiscal year 2023-2024 and fiscal year 2023-2025 performance achievements as described under the section titled “Fiscal year 2023 performance stock units (PSUs)” in the CD&A. Approximately 4,570 units were forfeited due to the non-achievement of those criteria for fiscal year 2023 and are not included in the totals above.

(8)

Reflects (i) 29,411 stock options, of which 14,706 become exercisable on October 28, 2023 and 2024, respectively, (ii) 33,333 stock options, of which approximately 16,666 become exercisable on March 3, 2024 and 2025, respectively, (iii) 7,752 restricted stock units which vest and become non-forfeitable in equal installments of 2,584 on January 27, 2024, 2025, and 2026, respectively, (iv) 14,540 restricted stock units which vest and become non-forfeitable in equal installments of 3,635 on December 15, 2023, 2024, 2025, and 2026, respectively, and (v) 46,383 restricted stock units which vest and become non-forfeitable in equal installments of approximately 11,596 on May 18, 2024, 2025, 2026, and 2027, respectively. In addition, the remaining 9,693 performance share units are eligible to vest equally based on fiscal year 2023-2024 and fiscal year 2023-2025 performance achievements as described under the section titled “Fiscal year 2023 performance stock units (PSUs)” in the CD&A. Approximately 4,847 units were forfeited due to the non-achievement of those criteria for fiscal year 2023 and are not included in the totals above.

(9)

Reflects (i) 91,666 stock options, of which 45,833 become exercisable on May 12, 2024 and 2025, respectively, (ii) 32,500 restricted stock units which vest and become non-forfeitable in equal installments of 16,250 on May 12, 2024 and 2025, respectively, (iii) 17,442 restricted stock units which vest and become non-forfeitable in equal installments of 5,814 on January 27, 2024, 2025, and 2026, respectively, (iv) 17,450 restricted stock units which vest and become non-forfeitable in equal installments of approximately 4,363 on December 15, 2023, 2024, 2025, and 2026, respectively, and (v) 46,383 restricted stock units which vest and become non-forfeitable in equal installments of 11,596 on May 18, 2024, 2025, 2026, and 2027, respectively. In addition, the remaining 11,633 performance share units are eligible to vest equally based on fiscal year 2023-2024 and fiscal year 2023-2025 performance achievements as described under the section titled “Fiscal year 2023 performance stock units (PSUs)” in the CD&A. Approximately 5,817 units were forfeited due to the non-achievement of those criteria for fiscal year 2023 and are not included in the totals above.

STOCK VESTED IN FISCAL YEAR 2023

The following table summarizes the number of RSUs that were acquired upon vesting and the value realized upon such vesting for each of the NEOs during fiscal year 2023:

	RSUs
Name	Number of RSUs Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Michael R. Egeck	411,092	4,497,346

Scott Bowman	-	-

Steven M. Weddell	-	-

Paula F. Baker	70,506	1,090,023

Brad Gazaway	2,584	39,303

Moyo LaBode	22,064	255,156

(1)	The value realized is based on the closing price of our common stock on the day of the applicable vesting date.

38 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our NEOs is eligible to receive certain payments or benefits upon a termination of employment pursuant to their individual arrangements. Mr. Weddell stepped down from his position as CFO effective as of August 7, 2023, and remained employed as Special Advisor to the CEO through December 30, 2023. Ms. Baker ceased serving as our Chief Revenue Officer as of September 19, 2023, and remained employed as an advisor through December 15, 2023. The terms of Mr. Weddell’s and Ms. Baker’s separations are described further below.

Under Mr. Egeck’s employment agreement, upon a termination by the Company without “cause” or by Mr. Egeck for “good reason” (each as defined in his employment agreement), Mr. Egeck will be entitled to severance pay equal to two times the sum of his base salary and target bonus, payable in equal monthly installments over the 24-month period following his termination. Mr. Egeck must execute a release of claims in favor of the Company as a condition to receipt of severance.

The employment agreement for Mr. Egeck contains restrictive covenants prohibiting him from: (i) competing against the Company for 24 months after termination of his employment, (ii) soliciting (or interfering with the Company’s relationships with) the Company’s employees, consumers or suppliers for 24 months after termination of his employment, and (iii) disclosing the Company’s proprietary information, developments and other intellectual property.

The rest of the NEOs are participants in the Executive Severance Plan (“ESP”), pursuant to which, upon termination of their employment by the Company without “cause” (as defined in the ESP), they will receive 12 months of continued base salary payments and medical benefits continuation (18 months in the case of Mr. Bowman), subject to their execution of a release of claims against the Company. They will also be subject to cooperation and non-disparagement covenants under the ESP.

In addition, pursuant to the Company’s 2020 Omnibus Incentive Plan, upon a participant’s (including our NEOs) termination of employment within two years following the change of control without cause or for good reason, all of the participant’s awards granted under the Plan that are in effect as of the date of termination shall vest in full or be deemed earned in full effective on the date of such termination. Pursuant to the PSU agreements, if a change of control occurs and the PSUs are assumed by the successor, then the performance measures will be deemed achieved based on actual performance for completed fiscal years within the performance period and at the target performance for any incomplete fiscal years within the performance period, and the PSUs will remain subject to continued employment through original settlement date(s).

Proxy Statement and Annual Meeting Report 2024	39

COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth a summary of the payments and benefits that the NEOs would have been eligible to receive had they experienced a qualifying termination as of September 30, 2023 and had a qualifying transaction occurred on September 30, 2023:

Name	Death or Disability ($)(1)(3)	Potential Payment on Change of Control ($)(2)(3)	Potential Payment on Voluntary Termination or Termination for Cause ($)	Potential Payment on Involuntary Termination (Without Cause) or Termination by Executive for Good Reason ($)

Michael R. Egeck

Cash Severance	-	-	-	4,100,000

COBRA Reimbursement	-	-	-	-

Accelerated Vestings: Stock Options	-	-	-	-

Accelerated Vestings: RSUs	-	1,868,569	-	-

Accelerated Vestings: PSUs	470,120	470,120	-	-

Total	470,120	2,338,689	-	4,100,000

Scott Bowman

Cash Severance	-	-	-	1,650,000

COBRA Reimbursement	-	-	-	25,353

Accelerated Vestings: Stock Options	-	-	-	-

Accelerated Vestings: RSUs	-	431,167	-	-

Accelerated Vestings: PSUs	-	-	-	-

Total	-	431,167	-	1,675,353

Brad Gazaway

Cash Severance	-	-	-	425,000

COBRA Reimbursement	-	-	-	8,049

Accelerated Vestings: Stock Options	-	-	-	-

Accelerated Vestings: RSUs	-	388,700	-	-

Accelerated Vestings: PSUs	54,864	54,864	-	-

Total	54,864	443,564	-	433,049

Moyo LaBode

Cash Severance	-	-	-	425,000

COBRA Reimbursement	-	-	-	26,702

Accelerated Vestings: Stock Options	-	-	-	-

Accelerated Vestings: RSUs	-	643,967	-	-

Accelerated Vestings: PSUs	65,845	65,845	-	-

Total	65,845	709,812	-	451,702

(1)	Amounts shown at the number of PSUs earned had target performance been met and for which the attributable measurement period has not lapsed.

40 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

(2)

Amounts shown assume an involuntary termination without cause or termination by the executive for good reason and represent the value of unvested awards of stock options and RSUs; PSUs reflect those that would have otherwise been earned had target performance been met and for which the attributable measurement period has not lapsed.

(3)	Valued upon the closing price of our common stock on the NASDAQ as of September 29, 2023, the last trading day of our fiscal year, of $5.66 per share.

NEO TERMINATIONS FOLLOWING THE END OF THE FISCAL YEAR

Mr. Weddell stepped down from his position as CFO effective as of August 7, 2023, and remained employed as Special Advisor to the CEO through December 30, 2023. He did not receive any termination-related payments in connection with his cessation of employment.

Ms. Baker ceased serving as our Chief Revenue Officer as of September 19, 2023, and remained employed as an advisor through December 15, 2023 (the “Separation Date”). The Company and Ms. Baker entered into a transition agreement (the “Transition Agreement”) on September 19, 2023, in connection with the cessation of her role as Chief Revenue Officer. Pursuant to the Transition Agreement, Ms. Baker received a cash payment of $35,000 for the provision of transition services through the Separation Date, remained eligible to receive an annual bonus for the 2023 performance period (there were no payouts based on actual performance) and continued to participate in the Company’s employee benefit plans through the Separation Date, but she was not be eligible to receive new equity awards under the Company’s long-term equity incentive compensation program during the Transition Period or to participate in the Company’s annual bonus opportunities for any fiscal year following 2023. On the Separation Date, Ms. Baker became entitled to the payments and benefits applicable on a termination without cause under the Company’s Executive Severance Pay Plan, as described above (with a value of: $425,000 base salary continuation and $5,859 benefits continuation), in accordance with and subject to the terms thereof, including the Company’s receipt of an effective release of claims against the Company from Ms. Baker.

CEO PAY RATIO

Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal year 2023 was $4,041,971 and the median of the total compensation of all of our employees (excluding our CEO) for fiscal year 2023 was $39,478. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal year 2023 to the median of the total compensation of all of our employees (excluding our CEO) for fiscal year 2023 to be 102 to 1.

We selected September 30, 2023, our 2023 fiscal year end, as the date we would use to identify our median employee. To identify the median-compensated employee (excluding our CEO), we used the amount of the employee’s base compensation and cash bonuses. In making this determination, we annualized compensation for those full-time and part-time employees who did not work for the Company for the entire fiscal year and did not make any cost-of-living adjustments in identifying the median employee.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Proxy Statement and Annual Meeting Report 2024	41

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and the financial performance of our Company. The following table sets forth the compensation for our CEO (referred to as “PEO”) and the average compensation for our other NEOs. For further information concerning our compensation philosophy and how we align executive compensation with
our performance, refer to “Compensation Discussion and Analysis.”

							Value of Initial $100 Investment Based on
Year	Summary Compensation Table Total for PEO (Egeck) (1)	Compensation Actually Paid to PEO (Egeck) (2)	Summary Compensation Table Total for PEO (Ortega) (1)	Compensation Actually Paid to PEO (Ortega) (2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2) (3)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income (in thousands)	Adjusted EBITDA (6) (in thousands)
2023	$4,041,971	$(3,796,598)	$-	$-	$1,162,345	$55,905	$26.08	$59.20	$27,242	$168,149
2022	$3,339,438	$72,348	$-	$-	$988,153	$829,182	$67.79	$65.26	$159,029	$292,276
2021	$7,911,515	$36,569,924	$3,989,352	$4,283,910	$1,536,295	$2,535,647	$94.65	$120.51	$126,634	$270,613
(1)
Reflects the total compensation of our current CEO, Michael Egeck, who is our PEO, and Steven Ortega, who served as PEO until Mr. Egeck’s appointment in 2021 and is therefore included in this table as an additional PEO in accordance with SEC rules. Amounts shown are as calculated in the Summary Compensation Table (SCT) for each of the years shown.

(2)
Amounts shown for compensation actually paid (“CAP”) are computed in accordance with Item 402(v) of Regulation
S-K
under the Exchange Act and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation as reported in the SCT with certain adjustments as required by item 402(v) of Regulation
S-K
as described in footnote (3) below. The
Non-PEO
NEOs for each applicable year are as follows: (i) for fiscal year 2023, Mssrs. Bowman, Weddell, Gazaway and LaBode and Ms. Baker, (ii) for fiscal year 2022, Messrs. Weddell, Gazaway and LaBode and Ms. Baker, and (iii) for fiscal year 2021, Mr. Weddell and Ms. Baker.

(3)
CAP reflects the exclusions and inclusions of equity awards for the PEO and the other NEOs as set forth below and calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The valuation methodologies and assumptions used to calculate CAP are based on the grant date fair value of
these awards as disclosed in the Company’s consolidated audited financial statements filed with the SEC on Form
10-K
for the years reflected in the tables below:

Summary Compensation
Table
Total to Compensation Actually Paid Reconciliation for the PEO and
non-PEOs:

	Calculation for PEO
Calculation (a) of Compensation Actually Paid	2021 (Egeck)	2021 (Ortega)	2022	2023
Summary Compensation Table Total	7,911,515	3,989,352	3,339,438	4,041,971
Less: grant date fair value of stock and option awards granted during year	(4,803,926)	(600,495)	(1,547,063)	(3,000,128)
Fair value of awards granted during year that remain unvested as of year-end	7,160,373	895,053	-	705,179
Fair value of awards granted during year that vested during year	-	-	-	-
Change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year end	5,873,477	-	(4,350,070)	(3,956,184)
Change in fair value from prior year-end to vesting date for awards granted prior to year that vested during year	20,428,485	-	2,630,043	(1,587,436)
Fair value of awards granted prior to year that were forfeited during year	-	-	-	-
Compensation Actually Paid	36,569,924	4,283,910	72,348	(3,796,598)

42 Leslie’s, Inc.

PAY VERSUS PERFORMANCE

	Calculation for Average of Non- PEOs
Calculation (a) of Compensation Actually Paid	2021	2022	2023
Summary Compensation Table Total	1,536,295	988,153	1,162,345
Less: grant date fair value of stock and option awards granted during year	(1,741,424)	(588,157)	(668,122)
Fair value of awards granted during year that remain unvested as of year-end	1,730,424	98,828	275,420
Fair value of awards granted during year that vested during year	-	-	-
Change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year end	402,940	(335,362)	(675,258)
Change in fair value from prior year-end to vesting date for awards granted prior to year that vested during year	607,412	665,720	(38,480)
Fair value of awards granted prior to year that were forfeited during year	-	-	-
Compensation Actually Paid	2,535,647	829,182	55,905

(a)
As shown in these tables, the CAP totals represent the SCT totals for the applicable year, but adjusted as required by SEC rules to include the
fair value of current and prior year equity awards that are outstanding, vested or forfeited during the applicable year, instead of the grant date value of awards granted during the applicable year.

(4)
TSR shown in this table utilizes the S&P
Small-Cap
600 Index (“Index”) which we use in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the Company’s consolidated audited financial statements filed with the SEC on Form
10-K
for the years reflected in the table above. The comparison assumes $100 was invested for the period from October 29, 2020, our first trading day subsequent to our initial public offering, through the last day of the applicable fiscal year in each of the Company’s Common Stock and the Index. All dollar values assume reinvestment of the pre-tax
value of dividends paid by companies included in the Index. The historical stock price performance of our Common Stock shown is not necessarily indicative of future stock price performance.

(5)
Pursuant to Item 402(v) of Regulation
S-K,
we determined Adjusted EBITDA to be the most important financial performance measure used to link company performance to CAP to our PEO and other NEOs in 2023. This performance measure may not have been the most important financial performance measure for years 2022 and 2021 and we may determine a different financial performance measure to be the most important such measure in future years. Adjusted EBITDA is defined on page 16 and is a non-GAAP
financial measure.

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
As described in more detail in the Compensation Discussion and Analysis, the
Company’s
ex
ecutive compensation program reflects a variable
pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all
of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with CAP (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information
presented
in the
Pay
versus
Performance table.

Proxy Statement and Annual Meeting Report 2024	43

PAY VERSUS PERFORMANCE

44 Leslie’s, Inc.

PAY VERSUS PERFORMANCE

Financial Performance Measures
As required, we disclose below the most important measures used by the Company to link compensation actually paid to our NEOs for 2023 to Company performance. For further information regarding these performance metrics and their function in our executive compensation program, please see the discussion within CD&A beginning on page 36.

•	Adjusted EBITDA

•	Adjusted Net Income

•	Revenue

Proxy Statement and Annual Meeting Report 2024	45

Proposal No. 4 Approval of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan

EXECUTIVE SUMMARY

The 2020 Omnibus Incentive Plan originally became effective as of October 28, 2020 (the “Original Plan”). In order to continue to provide eligible officers, directors, employees, advisors and consultants of the Company and its affiliates with equity-based incentives, on January 12, 2024, the Board approved, subject to shareholder approval, the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan (the “Plan”). The Board is submitting the Plan to the shareholders for their approval at the Annual Meeting. The Plan, if approved by shareholders, will be effective as of the date of the Annual Meeting (the “Restatement Effective Date”).

The Company believes a compensation policy that includes a balanced mix of cash and equity is the most effective way to attract and retain talented employees whose interests are aligned with shareholders. If the Plan is approved by our shareholders, as of the Restatement Effective Date, the maximum number of shares that may be issued pursuant to awards granted under the Plan will be 14,903,552, less one share for every one share subject to an award granted under the Original Plan after September 30, 2023 and prior to the Restatement Effective Date. The 14,903,552 shares reflects the 7,724,552 shares that remained available for grant under the Original Plan as of September 30, 2023, plus 7,179,000 newly authorized shares.

Without approval of the Plan, the Company will be constrained in its ability to use equity as a component of its compensation philosophy, a result that would put the Company at a considerable competitive disadvantage to its direct and indirect competitors in attracting and retaining the special high level professional employees on which the Company’s success is largely dependent. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are competitive, that reward personal and Company performance and that help meet our retention needs. Equity awards, whose value depends on our stock performance and which require continued service over time before any value can be realized, help achieve these objectives and are a key element of our compensation program. Equity awards also incentivize our employees to manage our business as owners, aligning their interests with those of our shareholders. We believe we must continue to use equity compensation on a broad basis to help attract, retain and motivate employees to continue to grow our business and ultimately increase shareholder value. We operate in a competitive industry and geography for employee talent and do not expect required rates of compensation to decline. One alternative to using equity awards would be to significantly increase cash compensation. We do not believe this would be practical or advisable. We believe that a combination of equity and cash compensation is better for attracting, retaining and motivating employees. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business. Furthermore, we do not believe a more cash-oriented program would have the same long-term retention value or serve to align employees’ interests to those of our shareholders as effectively as a program that includes equity.

In addition to the increase in the share reserve, other material amendments to the plan include the following: the addition of a minimum vesting restriction, the prohibition of “liberal” share recycling on options and stock appreciation rights (SARs), the addition of a restatement-related clawback policy within the Plan that covers time- and performance-based equity awards, and an extension to the term of the plan to the tenth (10th) anniversary of the Restatement Effective Date.

When approving the Plan, the Board considered, among other things, the following:

•	potential dilution to its current shareholders as measured by burn rate and overhang (as described in “Key Data” below); and
•	the continued importance of motivating, recruiting, and retaining key employees who are highly sought after in a very competitive job market.

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PROPOSAL NO. 4 APPROVAL OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

REASONS FOR THE PROPOSAL

The Board unanimously recommends that the Company’s shareholders approve the Plan. The Company’s ability to grant an appropriate number of equity-based awards continues to be crucial in helping the Company compete more effectively for key employee talent. It is in the long-term interest of the Company and its shareholders to strengthen the ability to attract, motivate, and retain officers, directors, employees, advisors and consultants, and to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits, and strengthen the mutuality of interest between those persons and the Company’s shareholders.

If the Plan is not approved, the number of shares currently available under the Original Plan is not projected to be sufficient to cover all of our future equity compensation needs. Thus, if the Plan is not approved, we may not be able to provide persons eligible for awards who are presently providing services to the Company with compensation packages that are necessary to retain and motivate these individuals. In addition, if the Plan is not approved, we may not be able to provide potential new hires with compensation packages necessary to attract and motivate them. If approved, the Board believes that the shares available under the Plan will be sufficient to fund the Company’s equity compensation needs for approximately three to five years. The actual amount of time will vary depending on a number of factors, including changes in employee headcount, equity award type mix, future forfeitures and cancellations, future acquisitions, and the Company’s stock price.

KEY DATA

The following table shows certain information about the Plan (the only equity plan under which we can currently grant equity awards), including outstanding awards, as of September 30, 2023:

Number of shares that were authorized for future grant under the Plan(1)	7,724,552

Number of full-value awards (restricted stock units and performance-based restricted stock units) outstanding	2,083,956

Number of stock options outstanding	3,307,461

Weighted average remaining term of outstanding options	7.5 years

Weighted average exercise price of outstanding options	$18.10

(1)	As of the Restatement Effective Date, the authorization will be reduced by the number of shares granted under the Original Plan after September 30, 2023 and prior to the Restatement Effective Date.

In setting and recommending to shareholders the number of additional shares to authorize under the Plan, the Compensation Committee considered the historical number of equity awards granted under the Original Plan, as well as the company’s three-year average burn rate for the preceding three fiscal years as follows:

Fiscal Year	Stock Options Granted (A)	Full-Value Awards Granted (RSUs and PSUs) (B)	Total (A) + (B)	Basic Weighted Average Common Shares Outstanding	Burn Rate
2023	-	1,487,426	1,487,426	183,839,000	0.81%
2022	-	631,000	631,000	184,347,000	0.34%
2021	5,372,000	725,000	6,097,000	185,412,000	3.29%
Three-year average					1.48%

An additional metric that we use to measure the cumulative dilutive impact of our equity program is fully diluted overhang (the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled and (2) the number of shares available to be granted, divided by the sum of (1) the approximate total common shares outstanding at the Record Date, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be granted. Our approximate overhang as of September 30, 2023 was 6.40% as a percent of fully-diluted common shares outstanding. If the Plan is approved, our approximate overhang (as a percent of fully-diluted common shares outstanding) as of that date would increase to 9.91% and then would decline over time.

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PROPOSAL NO. 4 APPROVAL OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

PROMOTION OF GOOD CORPORATE GOVERNANCE PRACTICES

The Plan provides for the following:

•	stock options and stock appreciation rights may not have a term in excess of ten years and may not be granted at a discount to the fair market value of our common stock on the grant date;

•

other than in connection with a change in the Company’s capitalization, the Company may not, without shareholder approval, (i) amend a stock option or stock appreciation right to reduce the exercise or grant price of such outstanding awards; (ii) cancel outstanding stock options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise or grant price that is less than the exercise or grant price of the original options or stock appreciation rights; or (iii) cancel outstanding options or stock appreciation rights with an exercise or grant price above the current fair market value of a share of our common stock in exchange for cash or other securities.

•	the Company may not make a grant of an option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award;

•	no annual “evergreen” provision that automatically increases the number of shares available for issuance; instead, shareholder approval is required for any increases in the share reserve;

•	no excise tax gross-ups;

•	annual limits on compensation that may be awarded to non-employee directors;

•

shares that are reacquired, withheld or not issued by us to satisfy the exercise price or tax withholding obligation in connection with stock options or SARs, shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options, and any shares with respect to which a SAR is exercised will in each case not become available again for issuance under the Plan;

•	minimum vesting periods on all award types;

•	in no event will dividends or dividend equivalents be paid with respect to unvested awards; and

•

the administrator may cancel outstanding awards or, in some cases, “clawback” awards previously granted (including, for avoidance of doubt, time-based awards), in the event of a violation of the Company’s clawback policy, in the event a participant may be terminated for cause or a participant breaches any material Company policy or agreement with the Company, and/or in the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws.

PLAN SUMMARY

The following summary of the material terms of the Plan is qualified in its entirety by reference to the complete statement of the Plan, which is set forth in Appendix 1 to this Proxy Statement. Shareholders are encouraged to read the text of the Plan in its entirety.

Purpose

The Plan is intended to help the Company attract and retain outstanding individuals to serve as officers, directors, employees, advisors and consultants of the Company and its affiliates, and to increase shareholder value.

Administration

The “Administrator” of the Plan means the Board or the Compensation Committee, or any committee or officer of the Company to which the Board or Committee, as applicable, has delegated authority in accordance with the terms of the Plan. The Administrator has full discretionary authority, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, but not limited, to the authority to: (i) construe and interpret the provisions of the Plan or any award agreement issued thereunder; (ii) prescribe, amend, and rescind rules and regulations relating to the Plan and/or any award; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any award, or any award agreement, in the manner and to the extent it deems desirable to carry the Plan or such award into effect; (iv) make adjustments in the terms and conditions of, and the performance goals (if any) included in, awards; (v) determine the terms and provisions of the award agreements (which need not be identical for each participant); (vi) implement black-out periods for the exercise of stock options or delay settlement of awards to a date permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and (vii) make all other determinations necessary or advisable for the administration of the Plan.

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The Administrator may accelerate the vesting of an award or deem an award to be earned, in whole or in part, in the event of a participant’s death, disability (as defined by the Administrator), retirement, or termination without Cause (as defined in the Plan, as otherwise provided in the Plan, or upon any other event as determined by the Administrator in its sole and absolute discretion. All determinations made by the Administrator will be made in the sole discretion of the Administrator and are final and binding on all interested parties.

Eligible Participants

Awards may be granted to non-employee directors and officers, employees, consultants and advisors of the Company and its affiliates. As of January 1, 2024, approximately 3,518 employees, and 7 non-employee directors were eligible to participate in the Plan. The Company has a historical practice of not granting awards under the Original Plan to its advisors and consultants, and at this time does not foresee changing that practice. Options intending to qualify as “incentive stock options” within the meaning of Section 422 of the Code may only be granted to employees of the Company or any subsidiary.

Available Shares

Subject to adjustment for certain dilutive or related events and the Plan’s share counting provisions, as of the Restatement Effective Date, the maximum number of shares that may be issued pursuant to awards granted under the Plan, other than Substitute Awards (as defined below), will be 14,903,552, less one share for every one share subject to an award granted under the Original Plan after September 30, 2023 and prior to the Restatement Effective Date. The 14,903,552 shares reflects the 7,724,552 shares that remained available for grant under the Original Plan as of September 30, 2023, plus 7,179,000 newly authorized shares.

To the extent an award lapses, expires, terminates, or is cancelled without the issuance of shares under the award or is settled in cash, it is determined during or at the conclusion of the term of an award that all or some portion of the shares with respect to which the award was granted will not be issuable, shares are forfeited under an award, shares are issued under any award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the shares, or after September 30, 2023, shares are tendered or withheld to satisfy federal, state, or local tax withholding obligations with respect to an award other than an option or SAR, then such shares will be recredited to the Plan’s reserve and may again be used for new awards under the Plan. Notwithstanding the foregoing, after September 30, 2023, the following shares will not be recredited to the Plan’s reserve and may not again be used for new awards under the Plan: shares not issued or delivered as a result of the net settlement of an outstanding option or SAR, shares used to pay the exercise price or withholding taxes related to any outstanding option or SAR, or shares reacquired by the Company with the amount received upon exercise of an option.

Substitute Awards will not reduce the share reserve and, in the event that an acquired entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for awards under the Plan, subject to the terms and conditions set forth in the Plan, and will not reduce the share reserve.

The aggregate maximum number of shares of common stock that may be issued on the exercise of incentive stock options is 14,903,552.

The maximum number of shares of common stock that may be granted during any fiscal year to any individual non-employee director for service as a non-employee director will not exceed that number of shares of common stock that has an aggregate grant date fair value (computed as of the grant date in accordance with applicable financial accounting rules) of, when added to any cash compensation received by such non-employee director for service as a non-employee director, $750,000 (excluding awards made pursuant to deferred compensation arrangements made in lieu of all or a portion of cash retainers and any dividends payable in respect of outstanding awards).

Shares issued under the Plan may consist of authorized and unissued common stock of the Company or shares of common stock reacquired at any time and held as treasury stock.

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PROPOSAL NO. 4 APPROVAL OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

Termination and Amendment

The Administrator may amend, suspend or terminate the Plan at any time, subject to shareholder approval if necessary to comply with any tax, or other applicable regulatory requirement. The Administrator may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant will not to that extent be effective without the consent of the affected participant, except as otherwise provided in the Plan. No awards may be granted after the 10th anniversary of the Restatement Effective Date, provided that ISOs may not be granted after the 10-year anniversary of the date the Board approved the Plan.

Awards

The Plan authorizes the Administrator to grant awards to eligible participants in the form of non-qualified stock options, incentive (qualified) stock options, SARs, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), other cash-based awards, or any combination of the foregoing. Awards may be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (which are referred to herein as “Substitute Awards”).

Stock Options

A stock option may be granted as an incentive stock option or a non-qualified stock option. The option exercise price may not be less than the fair market value of the stock subject to the option on the date the option is granted (or, with respect to incentive stock options, may not be less than 110% of the fair market value if the recipient owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate, or a Ten Percent Shareholder), unless the option was granted as a Substitute Award. Options will not be exercisable after the expiration of ten years from the date of grant (or after five years, in the case of an incentive stock option issued to a Ten Percent Shareholder). Each award agreement will set forth the number of shares subject to each option. The purchase price of any shares acquired pursuant to an option may be payable in cash or shares of common stock valued at the fair market value at the time the option is exercised or in other property having a fair market value equal to the exercise price, by means of a broker-assisted cashless exercise mechanism, or by means of a “net exercise” procedure effected by withholding the number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price. The vesting schedule applicable to any option, including any performance conditions, and treatment on termination will be as set forth in the award agreement.

Stock Appreciation Rights

A stock appreciation right, or SAR, is a right that entitles the participant to receive, in cash, shares of stock or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the fair market value of a specified number of shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the stock at the time of exercise exceeds the exercise price of the SAR. The exercise price of each SAR may not be less than the fair market value of the stock subject to the award on the date the SAR is granted, unless the SAR was granted as a Substitute Award. SARs will not be exercisable after the expiration of ten years from the date of grant. Each award agreement will set forth the number of shares subject to the SAR. The vesting schedule applicable to any SAR, including any performance conditions, and treatment on termination will be as set forth in the award agreement.

Restricted Stock and Restricted Stock Units

Restricted shares are awards of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment and/or the satisfaction of performance conditions) and terms as the Administrator deems appropriate. Restricted stock units, or RSUs, are an award denominated in units

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PROPOSAL NO. 4 APPROVAL OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

under which the issuance of shares (or cash payment in lieu thereof) is subject to such conditions (including continued employment and/or the satisfaction of performance conditions) and terms as the Administrator deems appropriate. Each award document evidencing a grant of restricted stock or RSUs will set forth the terms and conditions of each award, including vesting and forfeiture provisions, and transferability.

Other Stock Awards

The Plan permits the grant of other forms of stock awards, including awards of unrestricted shares of common stock, rights to receive grants of awards at a future date or other awards denominated in shares of common stock under such terms and conditions as the Administrator may determine and as set forth in the applicable award agreement.

Dividends and Dividend Equivalent Units

No dividends or dividend equivalents may be granted in connection with an option or stock appreciation right and no dividend or dividend equivalents granted in connection with another award will be paid or settled unless and until, and only to the extent that, the underlying award vests or is earned, as applicable.

Performance Criteria

The Administrator may establish performance criteria and level of achievement versus such criteria that will determine the number of shares or units to be granted, retained, vested, issued, or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on any objective or subjective performance goals the Administrator establishes with respect to an award. Performance goals may also relate to a participant’s individual performance. The Administrator reserves the right to adjust performance goals, or modify the manner of measuring or evaluating a performance goal, for any reason the Administrator determines is appropriate. The inclusion in an award agreement of specific adjustments or modifications will not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described in the Plan, unless the award agreement provides that the adjustments or modifications described in such award agreement will be the sole adjustments or modifications.

Transferability

No award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Administrator permits the award to be transferred in accordance with the terms of the Plan.

Minimum Vesting Requirements

Notwithstanding any other provision of the Plan to the contrary, stock awards granted under the Plan may not vest prior to the one-year anniversary of the date of grant except (i) with respect to an award that is granted in connection with a merger or other acquisition as a substitute or replacement award for awards held by grantees of the acquired business, (ii) with respect to shares of common stock delivered in lieu of fully vested cash awards, and (iii) with respect to an award granted to a non-employee director that vests on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting; provided, that up to 5% of the aggregate number of shares authorized for issuance under the Plan may be issued pursuant to awards subject to any, or no, vesting conditions, as the administrator determines appropriate; and, provided, further, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of termination of employment, retirement, death, disability or a change in control, in the terms of the award or otherwise.

Clawback

If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, then the Committee may, in its sole discretion

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PROPOSAL NO. 4 APPROVAL OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

(considering any factors the Committee deems appropriate), require a participant to disgorge or forfeit to the Company that portion of time-and/or performance-based awards that were granted, earned or vested during the Company’s three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement, that the Committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. Further, the administrator has the full power and authority to terminate or cause a participant to forfeit an Award, and require the participant to disgorge to the Company any gains attributable to the award, if the Participant engages in any action constituting, as determined by the administrator in its discretion, cause for termination, or a breach of a material Company policy, any award agreement, or any other agreement between the participant and the Company concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement, or similar obligations. Additionally, any awards granted pursuant to the Plan, and any stock issued or cash paid pursuant to an award, are subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation, or listing standards to, the Company from time to time.

Adjustments of and Changes in the Stock

In the event of any change in the capitalization of the Company, the Administrator will make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the Plan, the number of shares covered by awards then outstanding under the Plan, the limitations on awards under the Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

In the event of Change of Control (as defined in the Plan), if the successor or surviving corporation (or parent thereof) so agrees, then, without the consent of any participant (or other person with rights in an award), some or all outstanding awards may be assumed, or replaced with a substantially equivalent type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control transaction, subject to the following requirements (and subject to the terms of the applicable award agreement):

(A)    Each award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the participant upon the consummation of such Change of Control had the award been exercised, vested, or earned immediately prior to such Change of Control (or cash, other property and/or any combination of the foregoing that have an equivalent value, as determined by the Administrator), and such other appropriate adjustments in the terms and conditions of the award shall be made. If, as of the date of the occurrence of such Change in Control, the Administrator determines in good faith that no amount would have been attained upon the exercise, vesting, or settlement of an award, then such award may be terminated by the Company without payment.

(B)    Upon the participant’s termination of employment within two (2) years following the Change of Control (I) by the successor or surviving corporation without Cause (other than due to death or disability) or (II) by the participant for “good reason” (as defined in any award agreement or any employment, retention, change of control, severance, or similar agreement between the participant and the Company or any affiliate, if any), all of the participant’s awards granted under the Plan that are in effect as of the date of such termination will vest in full or be deemed earned in full (assuming target performance goals provided under such award were met, if applicable) effective on the date of such termination. In the event of any other termination of employment within two (2) years after a Change of Control, the terms of the award agreement will control.

To the extent the purchaser, successor or surviving entity (or parent thereof) in the Change of Control transaction does not assume the awards or issue replacement awards (including, for the avoidance of doubt, by reason of a participant’s termination of employment in connection with the Change of Control), then immediately prior to the date of the Change of Control, unless the Administrator otherwise determines (and subject to the terms of the applicable award agreement):

(A)    Each option or SAR that is then held by a participant who is employed by or in the service of the Company or an affiliate will become immediately and fully vested, and, unless otherwise determined by the Board or Administrator, all options and SARs will be cancelled on the date of the Change of Control in exchange for a payment (in cash and/or property) equal to the excess of the Change of Control Price (as defined in the Plan) of the shares covered by the option or SAR that is so cancelled over the purchase or grant price of such shares under the award; provided, however, that all options and SARs that have a purchase or grant price that is equal to or greater than the Change of Control Price will be cancelled for no consideration;

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(B)    Restricted stock and RSUs (that are not performance awards) that are not then vested will vest in full;

(C)    All performance shares, performance units, and cash incentive awards for which the performance period has expired will be paid based on actual performance (and assuming all employment or other requirements had been met in full); and all performance shares, performance units, and cash incentive awards for which the performance period has not expired will be cancelled in exchange for a payment (in cash and/or property) equal to the amount that would have been due under such award(s), valued assuming that the target performance goals had been met at the time of such Change of Control, but prorated based on the number of full months in the performance period that have elapsed as of the date of the Change of Control;

(D)    All dividend equivalent units that are not vested will vest (to the same extent as the award granted in tandem with the dividend equivalent unit, if applicable) and be paid; and

(E)    All other awards that are not vested will vest and if an amount is payable under such vested award, such amount will be paid in cash and/or property based on the value of the award.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the federal income tax consequences of the Plan is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by participants, who are urged to consult their individual tax advisors.

Stock Options

Incentive stock options (“ISOs”) and nonstatutory stock options (“NQSOs”) are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date (the “Spread Value”) will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to the exercise of an ISO before satisfying these holding periods and there is Spread Value, the optionee will recognize both ordinary income and capital gain on the Spread Value in the year of disposition. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO as described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the Spread Value on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on a subsequent disposition of the shares is long term capital gain (or loss) if the shares are held for more than one year following exercise. The Company does not receive a deduction for any such gain.

Stock Appreciation Rights

An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the Spread Value on the amount of any cash paid or the fair market value of any shares received. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

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Restricted Stock and Restricted Stock Units

Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or stock units at such time, and the Company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election.

Company Deduction and Section 162(m)

Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the CEO, the CFO, and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1,000,000. Thus, certain compensation attributable to awards may be nondeductible to the Company due to the application of Section 162(m) of the Code.

Withholding Taxes

The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant who is an employee in connection with awards made under the Plan. Whether or not such withholding is required, the Company will make such information reports available to the Internal Revenue Service as may be required with respect to any income (whether or not that of an employee) attributable to transactions involving awards.

PLAN BENEFITS; MARKET VALUE OF SECURITIES

The benefits that will be awarded or paid in the future under the Plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. However, each non-employee director is expected to receive an annual award of restricted stock units on the date of the Annual Meeting of Shareholders with a target value of approximately $125,000. As of January 17, 2024, the closing price of a share of the Company’s common stock was $6.56. The following table sets forth, with respect to the individuals and groups named below: the aggregate number of shares of common stock subject to options granted under the Original Plan (whether or not outstanding, vested or forfeited, as applicable) as of January 1, 2024, and the aggregate number of shares subject to awards of restricted stock units granted under the Original Plan, including those subject to achievement of performance conditions reported at target (whether or not outstanding, vested or forfeited, as applicable) as of January 1, 2024.

Name of Individual or Group	Number of Options Granted (#)	Number of Shares subject to Stock Awards (#)

Michael R. Egeck Chief Executive Officer and Director	1,176,472	2,019,493

Scott Bowman Chief Financial Officer	-	179,310

Steven Weddell Former EVP & Chief Financial Officer	735,295	291,907

Paula Baker Former Chief Revenue Officer	117,648	309,442

Brad Gazaway Chief Legal, Real Estate & Sustainability Officer	188,235	184,987

54 Leslie’s, Inc.

PROPOSAL NO. 4 APPROVAL OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

Name of Individual or Group	Number of Options Granted (#)	Number of Shares subject to Stock Awards (#)

Moyo LaBode Chief Merchandising & Supply Chain Officer	275,000	230,313

All current executive officers as a group	1,639,707	3,037,096

All current non-employee directors as a group	147,060	797,499

Each nominee for election as a director

Susan O’Farrell	-	26,015

Claire Spofford	-	16,207

Seth Estep	-	7,480

Each associate of any such directors, executive officers, or nominees	-	-

Each other person who received or is to receive five percent of such options, warrants or rights	-	-

All other current employees (including all current officers who are not executive officers) as a group	902,141	2,371,865

REGISTRATION WITH THE SEC

We intend to file with the SEC a registration statement on Form S-8 covering the shares reserved for issuance under the Plan in the second or third quarter of calendar year 2024.

REQUIRED VOTE

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal is required for the approval of the Plan.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends that you vote “FOR” the approval of the Company’s Amended and Restated 2020 Omnibus Incentive Plan.

Proxy Statement and Annual Meeting Report 2024	55

Certain Relationships and Related Party Transactions

POLICIES AND PROCEDURES FOR THE COMPANY’S RELATED PERSON TRANSACTIONS

Our Audit Committee charter provides that our Audit Committee must review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) on an ongoing basis, in accordance with Company policies and procedures.

Related person transaction policy

We have adopted a Related Party Transaction Policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our Board. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our audit and risk committee or other independent body of our Board for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee or other independent body of our Board is to consider the relevant facts of the transaction, including the risks, costs, and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this Proxy Statement, below we describe transactions since October 2, 2022 to which we were a party or will be a party, in which:

•	the amounts exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Indemnification agreements

Our Certificate of Incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and amended and restated bylaws provides our Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Director family relationship

Stephen Ortega, an employee of the Company serving as a Category Director, is the son of Steven L. Ortega, the Chairman of the Board. During fiscal year 2023, Stephen Ortega earned approximately $139,000 in compensation. He was also granted restricted stock units with respect to 1,246 RSUs, vesting over a four-year period. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities.

56 Leslie’s, Inc.

Beneficial Ownership of Securities

The following table sets forth information with respect to the beneficial ownership of our shares as of December 31, 2023 by:

•	each of our NEOs;

•	each of our current directors;

•	all of our directors and executive officers as a group; and

•	each person or entity known by us to own beneficially more than five percent of our preferred stock and common stock (by number or by voting power).

Except as indicated in the footnotes below, we have determined beneficial ownership in accordance with the rules and regulations of the SEC, which generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole or shared voting and/or investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 184,513,174 shares of common stock outstanding as of December 31, 2023. Shares of common stock subject to RSUs that will vest within 60 days of December 31, 2023 or options that are exercisable or exercisable within 60 days of December 31, 2023 are considered outstanding and beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals named below is Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.

Name and Address of Beneficial Owners	Number of Shares	%

Michael R. Egeck(1)	3,520,747	1.9%

Scott Bowman	-	*	*

Brad Gazaway	246,342	*	*

Moyo LaBode	174,119	*	*

Paula R. Baker	334,657	*	*

Steven M. Weddell	1,881,914	1.0%

Steven L. Ortega(2)	2,337,212	1.3%

Yolanda Daniel	15,658	*	*

Seth Estep	-	*	*

Eric Kufel(3)	74,522	*	*

Susan O’Farrell	15,658	*	*

John Strain	78,321	*	*

Claire Spofford	5,850	*	*

All directors and executive officers as a group (14 individuals)	6,500,168	3.5%

Blackrock, Inc.(4)	29,476,444	16.0%

Ariel Investments, LLC(5)	20,000,131	13.5%

The Vanguard Group(6)	18,624,433	10.1%

Champlain Investment Partners, LLC(7)	14,757,588	8.0%

Kayne Anderson Rudnick Investment Management LLC(8)	11,257,760	6.1%

William Blair Investment Management, LLC(9)	9,999,142	5.4%

Proxy Statement and Annual Meeting Report 2024	57

BENEFICIAL OWNERSHIP OF SECURITIES

**	Less than one percent.
(1)	Mr. Egeck’s number of shares includes shares totaling 2,512,519 held by the Michael R. Egeck Living Trust, for estate planning purposes.
(2)	Mr. Ortega’s number of shares includes shares totaling 1,876,035 held by a family trust, of which Mr. Ortega is a trustee.
(3)	Mr. Kufel’s number of common stock includes shares totaling 74,522 held by a family trust, of which Mr. Kufel is a trustee.
(4)

Based solely on the information disclosed in a Schedule 13G filed by BlackRock, Inc. and certain related entities on January 8, 2024. The number of shares reported is as of December 31, 2023. BlackRock, Inc. reported sole power to vote or direct the vote over 19,161,670 shares of our common stock and sole power to dispose or direct the disposition over 29,476,444 shares of our common stock. The principal business address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(5)

Based solely on the information disclosed in a Schedule 13G filed by Ariel Investments, LLC on August 10, 2023. The number of shares reported is as of July 31, 2023. Ariel Investments, LLC reported sole power to vote or direct the vote over 18,103,693 shares of our common stock and sole power to dispose or direct the disposition over 20,000,131 shares of our common stock. The principal business address for Ariel Investments, LLC is 200 E. Randolph Street, Suite 2900, Chicago, IL 60601.

(6)

Based solely on the information disclosed in a Schedule 13G filed by The Vanguard Group on October 10, 2023. The number of shares reported is as of September 29, 2023. The Vanguard Group reported shared power to vote or direct the vote over 129,983 shares of our common stock, sole power to dispose or direct the disposition over 18,299,006 shares of our common stock, and shared power to dispose or direct the disposition over 325,427 shares of our common stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

Based solely on the information disclosed in a Schedule 13G filed by Champlain Investment Partners, LLC on February 13, 2023. The number of shares reported is as of December 31, 2022. Champlain Investment Partners, LLC reported sole power to vote or direct the vote over 13,286,247 shares of our common stock and sole power to dispose or direct the disposition over 14,757,588 shares of our common stock. The principal business address for Champlain Investment Partners, LLC is 180 Battery St., Burlington, VT 05401.

(8)

Based solely on the information disclosed in a Schedule 13G filed by Kayne Anderson Rudnick Investment Management LLC on February 14, 2023. The number of shares reported is as of December 31, 2022. Kayne Anderson Rudnick Investment Management LLC reported sole power to vote or direct the vote over 6,710,970 shares of our common stock, shared power to vote or direct the vote over 2,877,423 shares of our common stock, sole power to dispose or direct the disposition over 8,380,337 shares of our common stock, and shared power to dispose or direct the disposition over 2,877,423 shares of our common stock. The principal business address for Kayne Anderson Rudnick Investment Management LLC is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(9)

Based solely on the information disclosed in a Schedule 13G filed by William Blair Investment Management, LLC on February 9, 2023. The number of shares reported is as of December 31, 2022. William Blair Management, LLC reported sole power to vote or direct the vote over 8,867,932 shares of our common stock and sole power to dispose or direct the disposition over 9,999,142 shares of our common stock. The principal business address for William Blair Management, LLC is 150 North Riverside Plaza, Chicago, IL 60606.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission reports of ownership of Company securities and changes in reported ownership. Based on a review of reports filed with the SEC, or written representations from reporting persons that all reportable transaction were reported, the Company believes that during fiscal year 2023, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

58 Leslie’s, Inc.

Questions and Answers About the Annual Meeting

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of the Company for use at the Annual Meeting to be held on Friday, March 15, 2024 at 12:00 p.m. Eastern Time, or at any adjournments or postponements thereof.

WHERE IS THE ANNUAL MEETING BEING HELD?

We are pleased to inform you that this year’s meeting will again be a virtual meeting, which will be conducted via live webcast. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LESL2024.

Our Board considers the appropriate format for our annual meeting of shareholders on an annual basis. We are pleased to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and Leslie’s. Our virtual format allows shareholders to submit questions and comments and to vote during the meeting. We believe the virtual meeting format allows our shareholders to engage with us no matter where they live, and is accessible and available on any internet-connected device, be it a phone, a tablet, or a computer. We believe that a virtual meeting allows our shareholders to have robust engagement with Leslie’s, and is in the best interests of our shareholders at this time.

HOW CAN I PARTICIPATE IN AND VOTE AT THE ANNUAL MEETING ONLINE?

Shareholders of record as of 5:00 p.m. Eastern Time on January 17, 2024, the record date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions during the meeting, shareholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/LESL2024, enter the 16-digit control number found on your accompanying proxy card and follow the instructions on the website.

If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin promptly at 12:00 p.m. Eastern Time on Friday, March 15, 2024. Online check-in will begin at approximately 11:45 a.m. Eastern Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. Technicians will be available to assist you with any difficulties you may have accessing the Annual Meeting. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Shareholders may submit questions before the Annual Meeting at www.proxyvote.com and during the Annual Meeting at the meeting website. We plan to answer as many questions as possible during the time permitted. If a question is not answered due to time constraints, the Company encourages shareholders to contact the Company’s Investor Relations at investorrelations@lesl.com. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to one question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized and answered together. Shareholder questions that are not pertinent to the Company’s business or to Annual Meeting matters, or that contain derogatory references to individuals, further the shareholder’s personal or business interests, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the Annual Meeting. In addition, please note that unauthorized recording of the meeting is prohibited. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.

Proxy Statement and Annual Meeting Report 2024	59

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

Shareholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the three directors named in this proxy statement to serve as Class III directors on the Board until the 2027 annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To ratify the selection by our Audit Committee of EY to serve as our independent registered public accounting firm for the year ending September 28, 2024;

3.	To approve, on a non-binding, advisory basis, the compensation of our NEOs; and

4.	To approve the Company’s Amended and Restated 2020 Omnibus Incentive Plan.

We will also consider any other business that properly comes before the Annual Meeting.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

Our Board unanimously recommends that shareholders vote “FOR” each nominee for director, “FOR” the ratification of the selection of EY as our independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs, and “FOR” the approval of the Company’s Amended and Restated Omnibus Incentive Plan.

WHO MAY VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS?

Shareholders who owned shares of the Company’s common stock, par value $0.001 per share, as of 5:00 p.m. Eastern Time on January 17, 2024 are entitled to vote at the Annual Meeting. As of the record date, there were 184,513,174 shares of our common stock issued and outstanding.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present in person or represented by proxy.

HOW MANY VOTES DO I HAVE?

Each share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

WHAT IS THE PROXY CARD?

The proxy card enables you to appoint Michael R. Egeck, our CEO, and Scott Bowman, our Chief Financial Officer and Treasurer, as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing Messrs. Egeck and Bowman to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way,

60 Leslie’s, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the Annual Meeting date in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

IF I AM A SHAREHOLDER OF RECORD OF THE COMPANY’S SHARES, HOW DO I VOTE?

Before the Annual Meeting, you may vote:

•	By mail, by completing, signing, and dating your proxy card.

•	Online at www.proxyvote.com.

•	By telephone, at 1-800-690-6903.

During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/LESL2024.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, HOW DO I VOTE?

Beneficial owners should check their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If a brokerage firm does not receive specific instructions, it may in some cases vote the shares in a shareholder’s discretion, but is not permitted to vote on certain proposals and may elect not vote on any of the proposals unless you provide voting instructions.

Voting your shares will help to ensure that your interests are represented at the meeting. If you do not provide voting instructions and your brokerage firm elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the brokerage firm does not vote. In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting and entitled to vote, your shares will still be counted for purposes of determining if a quorum is present, but they will not be considered as votes cast and will not be counted in determining the outcome of the vote on the election of directors or on any of the other proposals.

WHAT VOTE IS REQUIRED TO ELECT DIRECTORS?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the nominees who receive the highest number of shares voted “FOR” his or her election are elected. A “WITHHOLD” vote against a director will have no direct effect on his or her election. Broker non-votes, if any, will have no effect on this proposal.

WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE OTHER PROPOSALS?

Assuming that a quorum is present:

•

Approval of the proposal to ratify the selection of EY as our independent registered public accounting firm requires the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal. Broker non-votes, if any, will have no effect on this proposal.

•

Approval of the proposal to approve on a non-binding, advisory basis, the compensation of our NEOs requires the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and

Proxy Statement and Annual Meeting Report 2024	61

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

entitled to vote thereon. Abstentions will have the effect of a vote against this proposal. Broker non-votes, if any, will have no effect on this proposal.

•

Approval of the proposal to approve the Company’s Amended and Restated 2020 Omnibus Incentive Plan requires the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal. Broker non-votes, if any, will have no effect on this proposal.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 2005 East Indian School Road, Phoenix, Arizona 85016 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

WHAT HAPPENS IF I DO NOT INDICATE HOW TO VOTE MY PROXY?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees, “FOR” the ratification of EY to serve as our independent registered public accounting firm for the fiscal year ended September 28, 2024, “FOR” the approval on a non-binding, advisory basis, of the compensation of our NEOs, and “FOR” the approval of the Company’s Amended and Restated 2020 Omnibus Incentive Plan.

IS MY VOTE KEPT CONFIDENTIAL?

Proxies, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

WHERE DO I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

WHO BEARS THE COST OF SOLICITING PROXIES?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

62 Leslie’s, Inc.

Other Matters

OTHER BUSINESS

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting of Shareholders and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock, represented by properly submitted proxies, will be voted by the proxy holders in accordance with the recommendations of our Board.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at our 2025 annual meeting of shareholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at its offices at 2005 East Indian School Road, Phoenix, Arizona 85016 no later than September 26, 2024.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting (but not for inclusion in the proxy statement). Notice of a nomination or proposal must provide the information set forth in our bylaws (which includes information required under Rule 14a-19 with respect to nominations) must be delivered to the Corporate Secretary at 2005 East Indian School Road, Phoenix, Arizona 85016 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to, the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if for any reason the Annual Meeting does not occur, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2025 annual meeting of shareholders, notice of a nomination or proposal must be delivered to us no later than 5:00 p.m. Mountain Time on December 13, 2024 and no earlier than 5:00 p.m. Mountain Time on November 15, 2024. Nominations and proposals also must satisfy the other requirements set forth in the bylaws.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more shareholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together, both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions: If the shares are registered in the name of the shareholder, the shareholder should contact our Corporate Secretary at our offices by sending a written request to 2005 East Indian School Road, Phoenix, Arizona 85016 or calling 602-366-3999, to inform us of his or her request; or if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

Proxy Statement and Annual Meeting Report 2024	63

OTHER MATTERS

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov.

Upon written or oral request, we will provide you, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended September 30, 2023, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to Corporate Secretary, Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.

64 Leslie’s, Inc.

APPENDIX 1

LESLIE’S, INC.

AMENDED & RESTATED 2020 OMNIBUS INCENTIVE PLAN

1. Purpose and Effective Date.

(a) Purpose. This Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, directors, employees, advisors and consultants of the Company and its Affiliates, that now exist or hereafter are organized or acquired, and (ii) to increase stockholder value. This Plan will provide participants incentives to increase stockholder value by offering the opportunity to acquire Shares, receive monetary payments based on the value of the Stock, or receive other incentive compensation, on the terms that this Plan provides.

(b) Effective Date. This Plan came into existence on the Effective Date and was most recently amended and restated on the Restatement Effective Date. This Plan will terminate as provided in Section 15.

2. Definitions. Capitalized terms used and not otherwise defined in this Plan, or in any Award Agreement, have the following meanings:

(a) “Administrator” means the Board or the Committee; provided, that, to the extent the Board or the Committee has delegated its authority and responsibility as an Administrator of this Plan to one or more committees or officers of the Company as permitted by Section 3(b), the term “Administrator” shall also mean such committee(s) and/or officer(s).

(b) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or a Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by or is under common control with, the Company (within the meaning of Code Sections 414(b) or (c)); provided, that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(c) “Applicable Exchange” means the national securities exchange or automated trading system on which the Stock is principally traded at the applicable time.

(d) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Stock, Restricted Stock, Restricted Stock Units, a Cash Incentive Award, or any other type of award permitted under this Plan.

(e) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Cash Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other specified requirements are met), as described in Section 10.

(h) “Cause”, with respect to a Participant, shall have the meaning given in an Award Agreement, or, if none, shall mean one of the following, which are listed in the order in which determination of such meaning is to be made:

(i) the meaning given in a Participant’s employment, retention, change of control, severance, or similar agreement with the Company or any Affiliate; or, if none, then

(ii) the meaning given in the Company’s employment policies as in effect at the time of the determination (or if the determination of Cause is being made within two (2) years following a Change of Control, the meaning given in the Company’s employment policies as in effect immediately prior to the Change of Control); or, if none, then

(iii) the occurrence of any of the following: (A) the repeated failure or refusal of the Participant to follow the lawful directives of the Company or an Affiliate (except due to the Participant’s sickness, injury, or disabilities), (B) gross inattention to duty or any other willful, reckless, or grossly negligent act (or omission to act) by the Participant, which, in the good faith judgment of the Company, could result in a material injury (financial, reputational, or otherwise) to the Company or an

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Affiliate, including, but not limited to, the repeated failure to follow the policies and procedures of the Company, or (C) the commission by the Participant of a felony, any crime involving moral turpitude, or an act of financial dishonesty against the Company or an Affiliate.

(i) A “Change of Control” shall have the meaning given in an Award Agreement, or, if none, shall be deemed to occur if, following the Effective Date, and excluding the transaction pursuant to which the Company became a separate public corporation for the first time:

(i) a Person (other than an Excluded Person) acquires, in any single transaction or series of related transactions, more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company, other than pursuant to a transaction described in clause (iv) below that is not considered to be a Change in Control pursuant to such clause (iv); or

(ii) Continuing Directors shall, at any time, cease to constitute a majority of the Board; or

(iii) the consummation of the sale or other disposition, in any single transaction or series of related transactions, of assets representing more than seventy- five percent (75%) of all of the assets of the Company and its subsidiaries (on a consolidated basis); or

(iv) there is consummated a merger, consolidation, or share exchange of the Company with any other entity, or the issuance of voting securities of the Company in connection with a merger, consolidation, or share exchange of the Company (or any direct or indirect Subsidiary), other than (A) a merger, consolidation, or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation, or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation, or share exchange, in substantially the same proportions as immediately before the relevant transaction, or (B) a merger, consolidation, or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date pursuant to express authorization by the Board) representing fifty percent (50%) or more of either the then-outstanding shares of Stock or the Company or the combined voting power of the Company’s then-outstanding voting securities.

For purposes of this Plan, (I) the term “Continuing Director” shall mean a member of the Board who either (x) was a member of the Board on the Effective Date or (y) subsequently became a Director and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office (excluding, however, a Director whose election, or nomination for election, occurred as the result of an actual or threatened proxy contest), and (II) the term “Excluded Person” shall mean (w) the Company or its subsidiaries, (x) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or its subsidiaries, including, for the avoidance of doubt, one or more employee stock ownership plans, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company.

Notwithstanding any other provision of this Plan to the contrary, with respect to an Award that constitutes “nonqualified deferred compensation” subject to the provisions of Code Section 409A, an event shall not be considered to be a Change of Control under this Plan for purposes of triggering payment of such Award, unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, within the meaning of Code Section 409A, and the Administrator may include such amended definition in the Award Agreement issued with respect to such Award.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and any regulations or other interpretive guidance promulgated under such provision.

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(k) “Committee” means the Compensation Committee of the Board, any successor committee thereto, or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of Non-Employee Directors (not fewer than two (2)) to the extent necessary for this Plan and Awards to comply with Rule 16b-3 promulgated under the Exchange Act. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance with the requirements of Rule 16b-3 shall not affect the validity of the Awards, grants, interpretations, or other actions of the Committee.

(l) “Company” means Leslie’s, Inc., a Delaware corporation, or any successor thereto.

(m) “Director” means a member of the Board.

(n) “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.

(o) “Effective Date” means the day the Board originally adopted this Plan.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(q) “Fair Market Value” means a price that is based on the opening, closing, actual, high, or low sale price, or the arithmetic mean of the selling prices of, a Share, on the Applicable Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within thirty (30) days before or thirty (30) days after the applicable date, as determined by the Board or the Committee in its discretion; provided, that, if an arithmetic mean of prices is used to set a grant price or an exercise price for an Option or Stock Appreciation Right, the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation §1.409A- 1(b)(5)(iv)(A). The method of determining Fair Market Value with respect to an Award shall be determined by the Board or the Committee and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided, that, if the Board or the Committee does not specify a different method, the Fair Market Value of a Share as of a given date shall be the closing sale price as of the trading day immediately preceding the date as of which Fair Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred. If the Stock is not traded on a national securities exchange at the time of grant or other applicable event, the Committee shall determine in good faith the Fair Market Value in the manner it considers appropriate in its sole discretion. Notwithstanding the foregoing, in the case of an actual sale of Shares, the actual sale price shall be the Fair Market Value of such Shares.

(r) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code Section 422.

(s) “Non-Employee Director” means a Director who is not also an employee of the Company or one of its Subsidiaries.

(t) “NQSO” means any Option that is not designated, or does not qualify, as an ISO.

(u) “Option” means the right to purchase Shares at a stated price for a specified period of time.

(v) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(w) “Participant” means an individual selected by the Administrator to receive an Award.

(x) “Performance Goals” means any objective or subjective performance goals the Administrator establishes with respect to an Award. Performance Goals may also relate to a Participant’s individual performance. The Administrator reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Administrator determines is appropriate. The inclusion in an Award Agreement of specific adjustments or modifications shall not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described herein, unless the Award Agreement provides that the adjustments or modifications described in such Award Agreement shall be the sole adjustments or modifications.

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(y) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved (or other specified requirements are met).

(z) “Performance Unit” means the right to receive a cash payment and/or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved (or other specified requirements are met).

(aa) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(bb) “Plan” means this Leslie’s, Inc. Amended & Restated 2020 Omnibus Incentive Plan, as it may be amended from time to time.

(cc) “Restatement Effective Date” means the day the Company’s shareholders approve the Plan, as amended and restated, at the 2024 Annual Meeting of Shareholders.

(dd) “Restricted Stock” means Shares that are subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals or upon the completion of a period of service, or both.

(ee) “Restricted Stock Unit” means the right to receive one (1) Share or a cash payment the value of which is equal to the Fair Market Value of one (1) Share.

(ff) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(gg) “Share” means a share of Stock.

(hh) “Stock” means the common stock of the Company.

(ii) “Stock Appreciation Right” or “SAR” means the right to receive a cash payment, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(jj) “Subsidiary” means any corporation, limited liability company, or other limited liability entity in an unbroken chain of entities beginning with the Company, if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

(kk) “Substitute Award” means an Award granted in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or Affiliate with which the Company or any Subsidiary or Affiliate combines.

(ll) “Ten Percent Shareholder” means a Person owning stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent, or any Subsidiary.

3. Administration.

(a) Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, but not limited, to the authority to: (i) construe and interpret the provisions of this Plan or any Award Agreement issued hereunder; (ii) prescribe, amend, and rescind rules and regulations relating to this Plan and/or any Award; (iii) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, or any Award Agreement, in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; (iv) make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; (v) determine the terms and provisions of

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the Award Agreements (which need not be identical for each Participant); (vi) implement black-out periods for the exercise of Options or delay settlement of Awards to a date permitted by Code Section 409A; and (vii) make all other determinations necessary or advisable for the administration of this Plan. All determinations made by the Administrator shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

(b) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to a subcommittee of the Committee or to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of this Plan; provided, that, no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised, unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee, subcommittee, or one or more officers, to the extent of such delegation.

(c) No Liability; Indemnification. No member of the Board or the Committee, and no officer or member of any other committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to this Plan or any Award. The Company will indemnify and hold harmless each such individual as to any acts or omissions, or determinations made, in each case, done or made in good faith, with respect to this Plan or any Award to the maximum extent that the law and the Company’s by-laws permit.

4. Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: (a) any officer or other employee of the Company or any of its Affiliates; (b) any individual whom the Company or an Affiliate has engaged to become an officer or employee of the Company or any of its Affiliates; (c) any consultant or advisor who provides services to the Company or any of its Affiliates; (d) any individual whom the Company or an Affiliate has engaged to become a consultant or advisor to the Company or any of its Affiliates; (e) any Director, including a Non-Employee Director; or (f) any individual whom the Company has engaged to become a Non-Employee Director; provided, that, any individual described in clauses (b), (d) or (f) must actually become so employed or engaged in order to receive an Award hereunder. The Administrator’s designation of, or granting of an Award to, a Participant will not require the Administrator to designate such individual as a Participant or grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

5. Types of Awards; Minimum Vesting Restriction.

(a) Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant and determine the terms, conditions, restrictions, and performance criteria relating to any Award (including, without limitation, whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered), but only employees of the Company or a Subsidiary may receive grants of ISOs. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity).

(b) Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards, and (iii) Awards to Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Administrator may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 6(a) (subject to adjustment under Section 17); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change of Control, in the terms of the Award or otherwise.

6. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 17 and the Share counting provisions below, as of the Restatement Effective Date, the maximum number of Shares that may be issued pursuant to Awards granted under the Plan, other than

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Substitute Awards, shall be 14,903,552,1 less one Share for every one Share subject to an Award granted under the Plan after September 30, 2023 and prior to the Restatement Effective Date. Out of such aggregate, the maximum number of Shares that may be covered by ISOs shall not exceed 14,903,552 Shares, subject to adjustment as provided in Section 17. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock.

(b) Depletion and Replenishment of Shares Under this Plan.

(i) The aggregate number of Shares reserved under Section 6(a) shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, with respect to which such Award is granted. Notwithstanding the foregoing, an Award that may be settled solely in cash shall not cause any depletion of this Plan’s Share reserve at the time such Award is granted.

(ii) To the extent (A) an Award lapses, expires, terminates, or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis) or is settled in cash, (B) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable, (C) Shares are forfeited under an Award, (D) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, or (E) after September 30, 2023, Shares are tendered or withheld to satisfy federal, state, or local tax withholding obligations with respect to an Award other than an Option or SAR, then such Shares shall be recredited to this Plan’s reserve and may again be used for new Awards under this Plan, but Shares recredited to this Plan’s reserve pursuant to clauses (D) or (E)may not be issued pursuant to ISOs. Notwithstanding the foregoing, after September 30, 2023, the following Shares shall not be recredited to this Plan’s reserve and may not again be used for new Awards under this Plan: (x) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (y) Shares used to pay the exercise price or withholding taxes related to any outstanding Option or SAR, or (z) Shares reacquired by the Company with the amount received upon exercise of an Option.

(c) Non-Employee Director Award Limitation. Subject to adjustment as provided in Section 17, the maximum number of Shares that may be granted during any fiscal year to any individual Non-Employee Director for service as a Non-Employee Director shall not exceed that number of Shares that has an aggregate grant date fair value (computed as of the grant date in accordance with applicable financial accounting rules) of, when added to any cash compensation received by such Non-Employee Director for service as a Non-Employee Director, $750,000 (excluding Awards made pursuant to deferred compensation arrangements made in lieu of all or a portion of cash retainers and any dividends payable in respect of outstanding Awards).

(d) Substitute Awards. Notwithstanding any other provision of the Plan to the contrary, the Administrator may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an acquired entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Shares authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall be made only to persons who were not employees or directors of the Company prior to such acquisition or combination.

7. Options.

(a) Type of Award; Terms and Conditions. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including, but not limited to: (i) whether the Option is an ISO (which meets the requirements of Code Section 422) or an NQSO (which does not meet the requirements of Code Section 422); (ii) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (iii) the number of Shares subject to the Option; (iv) the exercise

[1]	The 14,903,552 Shares reflects 7,724,552 Shares that remained available for grant under the Plan as of September 30, 2023, plus 7,179,000 newly authorized Shares.

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price, which, other than in the case of Substitute Awards, may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (v) subject to Section 5(b), the terms and conditions of vesting and exercise; (vi) the term, except that an Option must terminate no later than ten (10) years after the date of grant; and (vii) the manner of payment of the exercise price. In all other respects, the terms of any Option intended to qualify as an ISO must comply with the provisions of Code Section 422. If an Option that is intended to be an ISO fails, for any reason, to meet the requirements thereof, the Option shall automatically be treated as an NQSO to the extent of such failure. To the extent previously approved by the Administrator (which approval may be set forth in an Award Agreement or in administrative rules), and subject to such procedures as the Administrator may specify, the payment of the exercise price of Options may be made by (A) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (B) by delivery to the Company or its designated agent of an executed irrevocable option exercise form, together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (C) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (D) by any combination of clauses (A), (B), and/or (C). Except to the extent otherwise set forth in an Award Agreement, a Participant shall have no rights as a holder of Stock as a result of the grant of an Option, unless and until the Option is exercised, the exercise price and applicable withholding taxes are paid, and the Shares subject to the Option are issued thereunder. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the Shares acquired upon exercise of such Options, as the Administrator may prescribe in its discretion or as may be required by applicable law.

(b) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year, under this Plan and/or any other stock option plan of the Company, its Parent, or any Subsidiary, exceeds $100,000, such Options shall be treated as NQSOs. In addition, if a Participant does not remain employed by the Company, its Parent, or any Subsidiary at all times from the time the Option is granted until three (3) months prior to the date of exercise (or such other period as required by applicable law), such Option shall be treated as an NQSO. If an ISO is granted to a Ten Percent Shareholder, the per share exercise price shall not be less than 110% of the Fair Market Value of a Share on the date of grant of such ISO. The term of an ISO granted to a Ten Percent Shareholder may not exceed five (5) years. Should the foregoing provisions not be necessary in order for an Option to qualify as an ISO, or should any additional provisions be required, the Administrator may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

8. Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including, but not limited to: (a) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (b) the number of Shares to which the SAR relates; (c) the grant price, which, other than in the case of Substitute Awards, may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (d) subject to Section 5(b), the terms and conditions of exercise or maturity, including vesting; (e) the term, provided, that, a SAR must terminate no later than ten (10) years after the date of grant; and (f) whether the SAR will be settled in cash, Shares, or a combination thereof.

9. Performance and Stock Awards. Subject to the terms of this Plan (including Section 11 regarding Dividends and Dividend Equivalent Units), the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Units, including, but not limited to: (a) the number of Shares and/or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) subject to Section 5(b), the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the Award will be made; (d) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (e) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or in a combination of cash and Shares.

10. Cash Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Cash Incentive Award, including, but not limited to, the Performance Goals, performance period, the potential amount payable, and the timing/conditions of payment.

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11. Dividends and Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including, but not limited to, whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award will be made concurrently with dividend payments or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; (c) the Award will be settled in cash or Shares; and (d) as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; provided, that, Dividend or Dividend Equivalent Units may not be granted in connection with an Option or Stock Appreciation Right; and, provided, further, that no Dividend or Dividend Equivalent Unit granted in connection with another Award shall provide for payment prior to the date such Award vests or is earned, as applicable.

12. Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to a Participant shares of unrestricted Stock as replacement for other compensation to which the Participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

13. Discretion to Accelerate Vesting. The Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a Participant’s death, disability (as defined by the Administrator), retirement, or termination without Cause, or as provided in Section 17(c), or upon any other event as determined by the Administrator in its sole and absolute discretion.

14. Transferability. Awards are not transferable, including to any financial institution, other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) transfer an Award; provided, however, that with respect to clause (c) above, the Participant may not receive consideration for such a transfer of an Award.

15. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on, and no further Awards may be granted under this Plan after, the tenth (10th) anniversary of the Restatement Effective Date. Notwithstanding the foregoing, no ISOs may be granted more than ten (10) years after the earlier of approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

(b) Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue, or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii) stockholders must approve any amendment of this Plan (which may include an amendment to materially increase the number of Shares specified in Section 6(a), except as permitted by Section 17) to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of the Applicable Exchange, or (D) any other applicable law; and

(iii) stockholders must approve an amendment that would diminish the protections afforded by Section 15(e).

If the Board or the Administrator takes any action under this Plan that is not, at the time of such action, authorized by this Plan, but that could be authorized by this Plan, as amended by the Board or the Administrator, as applicable, the Board or Administrator action will be deemed to constitute an amendment to this Plan to authorize such action to the extent permissible under applicable law and the requirements of any principal securities exchange or market on which the Shares are then traded.

(c) Amendment, Modification, Cancellation and Disgorgement of Awards.

(i) Except as provided in Section 15(e) and subject to the requirements of this Plan, the Administrator may modify, amend, or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided,

A-8 Leslie’s, Inc.

that, except as otherwise provided in this Plan or the Award Agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of an Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in such Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 17 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(ii) Notwithstanding anything to the contrary in an Award Agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, Cause for termination, or a breach of a material Company policy, any Award Agreement, or any other agreement between the Participant and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement, or similar obligations.

(iii) If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, then the Committee may, in its sole discretion (considering any factors the Committee deems appropriate), require a Participant to disgorge or forfeit to the Company that portion of time- and/or performance-based Awards that were granted, earned or vested during the Company’s three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement, that the Committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. In the case of time-based Awards, a recoupment may occur, in the Committee’s sole discretion, if the Committee concludes that the grant, earning and/or vesting of the Awards would not have been made, or would have been lower had they been based on the restated results, and it is possible to clearly compute the amount of such lesser award. The amount to be recouped shall be determined by the Committee in its sole and absolute discretion, and the form of such recoupment may be made, in the Committee’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested Awards, cash repayment or both. Any decision by the Committee that no recoupment shall occur because of difficulties of computation or otherwise shall not be reviewable. This restatement-related recoupment policy shall apply to Awards granted on or after the Restatement Effective Date.

(iv) Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation, or listing standards to, the Company from time to time.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer this Plan with respect to then-outstanding Awards will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 17, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

Proxy Statement and Annual Meeting Report 2023	A-9

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting, or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements, or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement, or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements, or alternative versions must comply with the provisions of Section 15(b)(ii).

16. Taxes.

(a) Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state, or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment, or settlement of an Award or disposition of any Shares acquired under an Award, the Company may satisfy such obligation by:

(i) If cash is payable under an Award, deducting (or requiring an Affiliate to deduct) from such cash payment the amount needed to satisfy such obligation;

(ii) If Shares are issuable under an Award, then to the extent previously approved by the Administrator (which approval may be set forth in an Award Agreement or in administrative rules), and subject to such procedures as the Administrator may specify, (A) withholding Shares having a Fair Market Value equal to such obligations; or (B) allowing the Participant to elect to (I) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (II) tender back Shares received in connection with such Award or (III) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided, that, the amount to be withheld under this clause (ii) may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires; or

(iii) Deducting (or requiring an Affiliate to deduct) the amount needed to satisfy such obligation from any wages or other payments owed to the Participant, requiring such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the amount needed to satisfy such obligation.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend, or hold harmless any individual with respect to the tax consequences of any Award.

17. Adjustment and Change of Control Provisions.

(a) Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a stockholder rights agreement), or other property; (iii) the Company shall effect an extraordinary or large non-recurring cash dividend, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Section 6(a)) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards;

A-10 Leslie’s, Inc.

(C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of an ISO, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b), unless otherwise determined by the Administrator. Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject to only such adjustments as are deemed necessary by the Administrator to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination, or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if this Plan will continue in effect), the number and kind of shares of stock, other securities, cash, or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of Awards under this Plan upon such terms and conditions as it may deem appropriate.

(c) Effect of Change of Control.

(i) Upon a Change of Control, if the successor or surviving corporation (or parent thereof) so agrees, then, without the consent of any Participant (or other person with rights in an Award), some or all outstanding Awards may be assumed, or replaced with a substantially equivalent type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control transaction, subject to the following requirements (and subject to terms of the applicable Award Agreement):

(A) Each Award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested, or earned immediately prior to such Change of Control (or cash, other property and/or any combination of the foregoing that have an equivalent value, as determined by the Administrator), and such other appropriate adjustments in the terms and conditions of the Award shall be made. For the avoidance of doubt, if, as of the date of the occurrence of such Change in Control, the Administrator determines in good faith that no amount would have been attained upon the exercise, vesting, or settlement of an Award, then such Award may be terminated by the Company without payment.

(B) Upon the Participant’s termination of employment within two (2) years following the Change of Control (I) by the successor or surviving corporation without Cause (other than due to death or disability) or (II) by the Participant for “good reason” (as defined in any Award Agreement or any employment, retention, change of control, severance, or similar agreement between the Participant and the Company or any Affiliate, if any), all of the Participant’s Awards granted under this Plan that are in effect as of the date of such termination shall vest in full or be deemed earned in full (assuming target performance goals provided under such Award were met, if applicable) effective on the date of such

Proxy Statement and Annual Meeting Report 2024	A-11

termination. In the event of any other termination of employment within two (2) years after a Change of Control that is not described herein, the terms of the Award Agreement shall apply.

(ii) To the extent the purchaser, successor or surviving entity (or parent thereof) in the Change of Control transaction does not assume the Awards or issue replacement awards as provided in clause (i) (including, for the avoidance of doubt, by reason of a Participant’s termination of employment in connection with the Change of Control), then immediately prior to the date of the Change of Control, unless the Administrator otherwise determines (and subject to terms of the applicable Award Agreement):

(A) Each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and, unless otherwise determined by the Board or Administrator, all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a payment (in cash and/or property) equal to the excess of the Change of Control Price (as defined below) of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award; provided, however, that all Options and SARs that have a purchase or grant price that is equal to or greater than the Change of Control Price shall be cancelled for no consideration;

(B) Restricted Stock and Restricted Stock Units (that are not Performance Awards) that are not then vested shall vest in full;

(C) All Performance Shares, Performance Units, and Cash Incentive Awards for which the performance period has expired shall be paid based on actual performance (and assuming all employment or other requirements had been met in full); and all Performance Shares, Performance Units, and Cash Incentive Awards for which the performance period has not expired shall be cancelled in exchange for a payment (in cash and/or property) equal to the amount that would have been due under such Award(s), valued assuming that the target Performance Goals had been met at the time of such Change of Control, but prorated based on the number of full months in the performance period that have elapsed as of the date of the Change of Control;

(D) All Dividend Equivalent Units that are not vested shall vest (to the same extent as the Award granted in tandem with the Dividend Equivalent Unit, if applicable) and be paid; and

(E) All other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash and/or property based on the value of the Award.

“Change of Control Price” shall mean the per share price paid or deemed paid in the Change of Control transaction, as determined by the Administrator. For purposes of this clause (ii), if the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the Change of Control Price.

(d) Application of Limits on Payments. Except to the extent the Participant has in effect an employment or similar agreement with the Company or any Affiliate or is subject to a policy that provides for a more favorable result to the Participant upon a Change of Control, in the event that the Company’s legal counsel determine that any payment, benefit, or transfer by the Company under this Plan or any other plan, agreement, or arrangement to or for the benefit of the Participant (in the aggregate, the “Total Payments”) to be subject to the tax imposed by Code Section 4999 (“Excise Tax”) but for this clause (d), then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state, and local income taxes and the Excise Tax). In the event that the treatment in clause (ii) results in a greater after-tax benefit to the Participant, payments, or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided, that, if the foregoing

A-12 Leslie’s, Inc.

order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

18. Miscellaneous.

(a) Other Terms and Conditions. The Administrator may provide in any Award Agreement such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate to the extent not otherwise prohibited by the terms of this Plan, and the Administrator is not required to treat all Participants, or all Awards held by a single Participant, in the same manner. No provision in an Award Agreement shall limit the Administrator’s discretion hereunder, unless such provision specifically so provides for such limitation.

(b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of this Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate, shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six (6) months after the date of the separation from service.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan. Unless otherwise determined by the Administrator or otherwise provided in any Award Agreement, all fractional Shares that would otherwise be issuable under this Plan shall be canceled for no consideration.

(d) Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company

Proxy Statement and Annual Meeting Report 2024	A-13

has no liability to deliver any Shares under this Plan or make any payment, unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under this Plan as the Company determines necessary or desirable to comply with all applicable laws, rules, and regulations or the requirements of any national securities exchanges.

(f) Code Section 409A. Any Award granted under this Plan shall be provided or made in such manner and at such time as intended to either make the Award exempt from, or comply with, the provisions of Code Section 409A, to avoid a plan failure described in Code Section 409(a)(1), and the provisions of Code Section 409A are incorporated into this Plan to the extent necessary for any Award that is subject to Code Section 409A to comply therewith. Notwithstanding anything to the contrary in the foregoing, the Company provides no guarantee or warranty of such exemption or compliance and shall not have any liability to any Participant for any failure to effect such exemption or compliance.

(g) Governing Law; Venue. This Plan, and all Award Agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award, or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award, or any Award Agreement, may only be brought and determined in (i) a court sitting in the State of Delaware, and (ii) a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(h) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award, or any Award Agreement must be brought within one (1) year (three hundred sixty- five (365) days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(i) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(j) Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would cause this Plan, any Award Agreement, or any Award to violate or be disqualified under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

(k) Corporate Transactions. Nothing in this Plan shall be construed to limit the right of the Company to assume or cancel any awards made by any Person in connection with the acquisition by purchase, lease, merger, consolidation, or otherwise, of the business, stock or assets of such Person.

*        *        *

A-14 Leslie’s, Inc.

2005 East Indian School Road

Phoenix, Arizona 85016

www.lesliespools.com

LESLIE’S, INC. 2005 E. INDIAN SCHOOL RD. PHOENIX, AZ 85016 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 14, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LESL2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 14, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V28489-P02563 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY LESLIE’S, INC. The Board of Directors recommends you vote FOR all of the nominees listed in Proposal 1 below. 1. Election of Class III Directors Nominees: 01) Susan O’Farrell 02) Claire Spofford 03) Seth Estep The Board of Directors recommends you vote FOR the following proposals: 2. Ratification of appointment of Ernst & Young LLP as Leslie’s, Inc.’s independent registered public accounting firm for 2024. 3. Non-binding, advisory vote to approve named executive officer compensation. 4. Approval of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V28490-P02563 LESLIE’S, INC. Annual Meeting of Shareholders March 15, 2024 This proxy is solicited by the Board of Directors The undersigned shareholder(s) of LESLIE’S, INC. hereby appoint(s) Michael R. Egeck and Scott Bowman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, all of the shares of common stock of LESLIE’S, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 12:00 PM ET, on March 15, 2024, at www.virtualshareholdermeeting.com/LESL2024, and any adjournment or postponement thereof. The undersigned hereby revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof. The votes entitled to be cast by the undersigned, when this proxy is properly executed, will be in the manner directed herein. If this proxy is duly executed, but no such direction is made, the votes entitled to be cast by the undersigned will be cast in accordance with the Board of Directors’ recommendations, as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting of Shareholders or any postponement or adjournment thereof.
Continued and to be signed on reverse side